   As filed with the Securities and Exchange Commission on October 25, 1999.
                                                     Registration No. 333-84041
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                  Viador Inc.
   (Exact Name of Registrant as Specified in its Certificate of Incorporation)

            Delaware                           7372                        94-3234636
  (State or Other Jurisdiction
               of                  (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)       Identification Number)

                               167 Second Avenue
                              San Mateo, CA 94401
                                (650) 685-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 the Registrant's Principal Executive Offices)
                                 STAN X. WANG
                     President and Chief Executive Officer
                                  VIADOR INC.
                               167 Second Avenue
                              San Mateo, CA 94401
                                (650) 685-3000
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)
                                  Copies to:

             CURTIS L. MO, ESQ.                           GREGORY K. MILLER, ESQ.
           RICHARD C. LESKA, ESQ.                       ANDREW S. WILLIAMSON, ESQ.
            J. OMAR MAHMUD, ESQ.                             Latham & Watkins
       Brobeck, Phleger & Harrison LLP                     505 Montgomery Street
            Two Embarcadero Place                               Suite 1900
               2200 Geng Road                         San Francisco, California 94111
      Palo Alto, California 94303-0913                        (415) 391-0600
               (650) 424-0160                               Fax (415) 395-8095
             Fax (650) 496-2885

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Proposed
                                          Proposed      Maximum
 Title of Each Class of                   Maximum      Aggregate   Amount of
    Securities to be      Amount to be Offering Price  Offering   Registration
       Registered          Registered    Per Share     Price(1)       Fee
------------------------------------------------------------------------------
Common Stock, $0.001 par
 value................... 4,600,000(2)     $11.00     $50,600,000  $14,067(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes 600,000 shares subject to the underwriters' over-allotment option.
(3) Fee previously paid.
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section
8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1999

PRELIMINARY PROSPECTUS

                                4,000,000 Shares


                                [LOGO OF VIADOR]

                                  Common Stock

                                  -----------

This is an initial public offering of 4,000,000 shares of our common stock. We anticipate the initial public offering price will be between $9.00 and $11.00 per share. We are selling all of the shares of common stock offered under this prospectus.

There is currently no public market for our shares. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "VIAD."

See "Risk Factors" beginning on page 5 to read about certain risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                   Per
                                                                  Share  Total
                                                                  ------ ------
Public offering price............................................ $      $
Underwriting discounts and commissions........................... $      $
Proceeds, before expenses, to us................................. $      $

                                  -----------

The underwriters may purchase up to an additional 600,000 shares of common stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters are severally underwriting the shares being offered.

                                  -----------

Bear, Stearns & Co. Inc.

          CIBC World Markets

                      U.S. Bancorp Piper Jaffray

                The date of this prospectus is           , 1999

                              [Inside cover page]



 [A graphic depicting the components of the Viador E-Portal Suite and how they work together.]

                               PROSPECTUS SUMMARY

                                  VIADOR INC.

Our Business

   We develop and market internet software that enables businesses to create enterprise information portals. An enterprise information portal gives users a quick and easy way to organize, search for and access up-to-the-minute information from a variety of data sources. This is similar to popular consumer internet portals that provide access to the world wide web. Our software is specifically designed for the web and works with a customer's existing hardware and software systems, without the need for additional technology expenditures. It provides a highly adaptable platform for the categorization, management and sharing of information on a secure and cost-effective basis that can accommodate significant increases in the number of users and amount of information. In addition, our software enables users to securely deliver information over the internet to facilitate e-business. E-business is the use of the internet and emerging technologies to replace or supplement traditional business channels and practices.

Our Market Opportunity

   In today's highly competitive environment, business decision makers need quick access to relevant information. However, the large and growing quantity of information makes it difficult to identify and utilize relevant information. In addition, there is a rapidly growing variety of technologies used for creating, storing and organizing information. These include many different types of computer hardware and software, many of which were developed independently and do not easily work together. As a result, it is increasingly difficult and time consuming for users to gain access to all relevant information for decisionmaking.

   To address these problems, we have developed the Viador E-Portal Suite, which offers the following benefits:

  . Single Access Point for All Enterprise Information. Our software provides a single access point to data from multiple sources within and outside the company, eliminating the need for users to search multiple systems.

  . Adaptable Web-Based Architecture. In contrast to existing solutions, our software architecture is designed for the internet and can accommodate significant increases in the number of users and amount of information.

  . Customized and Personalized Information. We address the information overload problem by helping users locate and retrieve the most pertinent business information. This capability increases the efficiency of information use by our customers' employees.

  . Combines Ease of Use with Sophisticated Functions. Our interface, which is accessed through a web browser, offers the ease of use of popular consumer internet portals, while providing users with the ability to search for specific information and analyze data.

  .  Builds upon Customers' Existing Investments in Information
     Technology. Because most businesses use different types of computer hardware and software, our products are designed to interact with and access a broad range of hardware and software.

  . Ease of Implementation. The Viador E-Portal Suite is designed to be implemented rapidly over internal company networks and the internet using our customers' existing information technology.

  . Secure and Selective Access. Our security features permit customers to share confidential information rapidly over the internet with a large number of geographically distributed offices, employees, customers, suppliers and partners.

Our Strategy

   Our strategy is to be the leading provider of enterprise information portal software solutions. We believe that the most effective way to achieve our goal is to continue to improve our products and to significantly grow our direct sales organization to expand coverage and penetration of large enterprise opportunities. As a complement to our internal sales, marketing and development efforts, we intend to continue to develop strategic relationships with companies that are at the forefront of e-business technology.


                               RECENT DEVELOPMENT

   During the three months ended September 30, 1999, we had revenue of approximately $2.7 million, an operating loss of approximately $3.7 million and a net loss of approximately $3.6 million. To see how these results of operations compare to our results from past quarters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations" beginning on page 26.

                                ----------------

   Our principal headquarters are located at 167 Second Avenue, San Mateo, California 94401, and our telephone number is (650) 685-3000. Information contained on our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock being offered.................  4,000,000 shares
Common stock outstanding after this
 offering.................................. 15,855,957 shares
Use of proceeds............................ We plan to use the net proceeds from this offering for general corporate purposes,
                                            including working capital, funding
                                            operating losses and approximately $7.0
                                            million to $10.0 million for research and
                                            development in connection with our
                                            operations.
Proposed Nasdaq National Market symbol..... VIAD

   The common stock outstanding after this offering, assuming conversion of all outstanding shares of our preferred stock into common stock, is based on the number of shares outstanding as of August 31, 1999, and excludes:

  . 3,426,976 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.26 per share;

  . 7,000,000 shares reserved for issuance under our 1999 Stock Incentive Plan; and

  . 300,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan.

                                ----------------

   Unless we indicate otherwise, all information in this prospectus assumes:

  . the reincorporation of Viador in Delaware at or prior to the consummation of this offering;

  . the conversion of each outstanding share of our convertible preferred stock into common stock immediately prior to the consummation of this offering;

  . the exercise of outstanding warrants to purchase 75,001 shares of our common stock at an exercise price of $0.72 per share, the exercise of outstanding warrants to purchase 5,834 shares of our common stock at an exercise price of $0.24 per share and the exercise of outstanding warrants to purchase 4,007 shares of our Series C Preferred Stock at an exercise price of $5.8416 per share, upon the consummation of this offering;

  .  no exercise of the underwriters' over-allotment option; and

  . a 1 for 2.4 reverse stock split of all our outstanding shares of capital stock to be effected immediately prior to the completion of this offering.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                 Six Months
                                 Years Ended December 31,      Ended June 30,
                               ------------------------------  ----------------
                               1995   1996    1997     1998     1998     1999
                               ----- ------  -------  -------  -------  -------
                                                                 (unaudited)
Statement of Operations Data:
Revenue......................  $  80 $  997  $ 1,582  $ 3,825  $ 1,754  $ 3,290
Cost of revenue..............     10    314      903    1,387      640      874
                               ----- ------  -------  -------  -------  -------
Gross profit.................     70    683      679    2,438    1,114    2,416
Operating expenses...........     34    847    4,089    8,586    3,381    7,793
                               ----- ------  -------  -------  -------  -------
Operating income (loss)......     36   (164)  (3,410)  (6,148)  (2,267)  (5,377)
Interest income (expense),
 net.........................    --      10       62      (63)      (2)     116
                               ----- ------  -------  -------  -------  -------
Net income (loss)............  $  36 $ (154) $(3,348) $(6,211) $(2,269) $(5,261)
                               ===== ======  =======  =======  =======  =======
Basic and diluted net income
 (loss) per share............  $0.02 $(0.08) $ (1.34) $ (1.82) $ (0.71) $ (1.28)
                               ===== ======  =======  =======  =======  =======
Weighted average shares used
 in computing basic and
 diluted net income (loss)
 per share...................  1,563  1,993    2,495    3,416    3,177    4,126

                                                                June 30, 1999
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
Balance Sheet Data:
Cash and cash equivalents................................... $14,259   $50,538
Working capital.............................................  12,169    48,448
Total assets................................................  18,869    55,148
Total stockholders' equity .................................  13,284    49,563

  The above balance sheet data is set forth:

  .  on an actual basis; and

  . on a pro forma as adjusted basis assuming the conversion of all outstanding shares of convertible preferred stock into common stock and the exercise of outstanding warrants to purchase 75,001 shares of common stock at an exercise price of $0.72 per share, the exercise of outstanding warrants to purchase 5,834 shares of common stock at an exercise price of $0.24 per share and the exercise of outstanding warrants to purchase 4,007 shares of Series C Preferred Stock at an exercise price of $5.8416 per share upon the consummation of this offering, as adjusted to reflect the sale of 4,000,000 shares of common stock by Viador at an assumed initial public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   An investment in our shares is extremely risky. This section describes some of the risk factors involved in purchasing our common stock. You should carefully consider the following factors, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks could seriously harm our business and cause the trading price of our common stock to decline, which could cause you to lose all or part of your investment.

                            Risks Related to Viador

We cannot predict whether we will be successful because we have a short operating and sales history.

   We were founded in 1995, and began offering software products in the third quarter of 1996. Our primary product, the Viador E-Portal Suite, was first shipped in the first quarter of 1999. The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate us and our prospects.

   We anticipate making significant investments in our sales and marketing programs, personnel recruitment, product development and infrastructure. Therefore, we believe that we will continue to experience significant losses on a quarterly and annual basis for the foreseeable future. You must consider us and our prospects in light of the risks and difficulties encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Our ability to address these risks depends on a number of factors, which include our ability to:

  . provide software that is reliable, cost-effective and able to accommodate significant increases in the number of users and amount of information;

  . market the Viador E-Portal Suite, our other products and the Viador brand name effectively;

  . continue to grow our infrastructure to accommodate new developments in the enterprise information portal software market and increased sales;

  .  hire, retain and motivate qualified personnel; and

  .  respond to competition.

   We may not be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and your investment in our capital stock will decline in value.

Our business currently depends on revenue related to the Viador E-Portal Suite, and it is uncertain whether the market will increasingly accept this product.

   We generate most of our revenue from licenses and services related to the products comprising the Viador E-Portal Suite. We expect that these products, and future upgraded versions of these products, will continue to account for a large portion of our revenue for the foreseeable future. Our future financial performance will depend on increasing acceptance of our current products and on the successful development, introduction and customer acceptance of new and enhanced versions of our products. Our business could be harmed if we fail to deliver the enhancements to our products that customers want.

   Our services consist of maintenance, support, consulting and implementation. Service revenue represented 47% and 40% of total revenue for 1997 and 1998, respectively, and 35% of total revenue for the six months ended June 30, 1998 and June 30, 1999. We anticipate that service revenue will continue to represent a significant percentage of total revenue. Our ability to increase our service revenue will depend in large part on our ability to increase sales of the Viador E-Portal Suite and to increase the size of our service organization, including our ability to recruit and train a sufficient number of qualified service representatives. If service revenue is less than anticipated, our fixed costs of providing services will exceed our service revenue and our operating results could be materially adversely affected.

We have a history of losses and may not be able to achieve profitability in the future.

   Since our inception, we have experienced operating losses, negative cash flows from operations and net losses in each quarterly and annual period. As of June 30, 1999, we had an accumulated net deficit of approximately $14.9 million. Revenue from our software and related services may not be sufficient to make us profitable in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis, particularly to the extent that we face significant competition. In addition, we expect to significantly increase our sales and marketing, product development, engineering and administrative expenses as we grow. As a result, we will need to generate significant revenue increases to achieve and maintain profitability.

If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

   The market for enterprise information portal software is newly emerging and there can be no assurance that customers will adopt our products. Accordingly, we cannot accurately estimate the potential demand for our products and services. We believe that market acceptance of our products and services depends principally on our ability to:

  . effectively market the Viador E-Portal Suite, our other products and our services;

  . hire, train and retain a sufficient number of qualified sales and marketing personnel;

  .  provide high-quality and reliable customer support for our products;

  . distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;

  . develop for Viador a favorable reputation among our customers, potential customers and participants in the software industry; and

  . withstand downturns in general economic conditions or conditions that would slow corporate spending on software products.

   Some of the foregoing factors are beyond our control. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to fall.

   We expect to experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

  .  demand for and market acceptance of our products and services;

  .  our expansion into international markets;

  . introduction of products and services or enhancements by us and our competitors;

  .  competitive factors that affect our pricing;

  .  the mix of products and services we sell;

  . the timing and magnitude of our capital expenditures, including costs relating to the expansion of our operations;

  . the size and timing of customer orders, particularly large orders, some of which represent more than 10% of total revenue during a particular quarter;

  .  the hiring and retention of key personnel;

  . conditions specific to the enterprise information portal market and other general economic factors;

  . changes in generally accepted accounting policies, especially those related to the recognition of software revenue; and

  .  new government legislation or regulation.

   We typically receive 50% to 70% of our orders in the last month of each fiscal quarter because our customers often delay purchases of products until the end of the quarter and our sales organization and our individual sales representatives strive to meet quarterly sales targets. Because a substantial portion of our costs are relatively fixed and based on anticipated revenue, a failure to book an expected order in a given quarter will likely not be offset by a corresponding reduction in costs and, therefore, could adversely affect our operating results for that quarter. Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly.

If our customers defer technology purchases because of year 2000 concerns, our growth and results of operations for the remainder of 1999 and early 2000 may suffer.

   We may experience reduced revenue from sales of products and services as customers and potential customers put a priority on correcting year 2000 problems and therefore defer purchases of our products and services until later in 2000. Our potential customers may have a limited annual budget to spend on information technology. To the extent that those customers spend their budget on year 2000 matters, they may not have sufficient budgeted funds to purchase our software or services. In addition, potential customers may be unwilling to add complexity to their information technology systems by installing our software until the year 2000 risk has passed, which would cause them to delay purchases of our products and services. We believe that during the fourth quarter of 1999 and the first quarter of 2000, our customers' information technology personnel will be focused on resolving potential year 2000 issues and may elect to delay the purchase of our products and services. Accordingly, demand for our products and services may be particularly volatile, be unpredictable or may decline for the remainder of 1999 and early 2000. As a consequence, our results of operations for the quarters ended December 31, 1999 and March 31, 2000 may be adversely impacted by a reduction in demand for our products and services due to our customers' year 2000 concerns.

Because our customers' orders vary substantially in size, our quarterly operating results are difficult to forecast and may fluctuate.

   Customer orders during a particular quarter typically vary considerably in size, from as low as several thousand dollars to over $500,000. For example, during the quarter ended June 30, 1999, we recognized 18.5% of our revenue for the quarter from a single customer. Similarly, for each of the quarters ended September 30, 1998 and December 31, 1998, we had a single customer that accounted for over 20% of our revenue for that quarter. In addition, we expect to recognize revenue from one or more customers during the quarter ending September 30, 1999 that exceeds 10% of our total revenue for the quarter. Because of the large size of some individual customer orders relative to total orders during a quarter, our revenue may fluctuate significantly from one quarter to the next. If a customer who places a large order cancels or reduces the order, or if we are unable to fulfill the order in a timely fashion or are otherwise unable to recognize revenue for the order in the quarter in which it is anticipated, it could result in increased volatility in our revenue and stock price.

We plan to increase our operating expenses to bring about and support higher sales of the Viador E-Portal Suite, which will result in larger net losses if our revenue does not grow accordingly.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations and consulting and training programs, broaden our customer support capabilities and fund greater levels of research and development. Our operating expenses, which include research and development, sales and marketing, and general and administrative expenses, are based on our expectations of future revenue and are relatively fixed in the short term. If revenue falls below our expectations in any quarter and we are not able to quickly reduce our spending in response, our operating results will be adversely affected and our stock price may fall.

Since our sales cycle is long, unpredictable and subject to seasonal fluctuations, it is difficult to accurately forecast our revenue; if we fail to achieve our forecasted revenue, our operating results will suffer and our stock price may decline.

   The typical sales cycle of our products is long and unpredictable and requires both a significant capital investment decision by our customers and our education of potential customers regarding the use and benefits of our products. Our sales cycle is generally between three and nine months. A successful sales cycle typically includes presentations to both business and technical decision makers. The implementation of our products involves a significant commitment of resources by prospective customers. Accordingly, a purchase decision for a potential customer typically requires the approval of several senior decision makers. Our sales cycle is also affected by the business conditions of each prospective customer. Due to the relative importance of many of our individual product sales, a lost or delayed sale could adversely affect our quarterly operating results. Our sales cycle is also affected by seasonal fluctuations as a result of our customers' fiscal year budgeting cycles and slow summer purchasing patterns overseas. Also, we expect revenue to be higher in the fourth quarter than in other quarters of the year since many customers strive to spend unused budgeted dollars before the end of the year.

If our software contains errors, we may lose customers or experience reduced market acceptance of our products.

   Our software products are inherently complex and may contain defects and errors that are detected only when the products are in use. In addition, some of our customers require or may require enhanced customization of our software for their specific needs, and these modifications may increase the likelihood of undetected defects or errors. Further, we often render implementation, consulting and other technical services, the performance of which typically involves working with sophisticated software, computing and networking systems, and we could fail to meet customer expectations as a result of any defects or errors. As a result, we may lose customers, customers may fail to implement our products more broadly within their organization and we may experience reduced market acceptance of our products. Our products are designed to facilitate the secure transmission of sensitive business information to specified parties outside the business over the internet. As a result, the reputation of our software products for providing good security is vital to their acceptance by customers. Our products may be vulnerable to break-ins, theft or other improper activity that could jeopardize the security of information for which we are responsible. Problems caused by product defects, failure to meet project milestones for services or security breaches could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of research and development resources, harm to our reputation, increased insurance costs or increased service and warranty costs. To address these problems, we may need to expend significant capital resources that may not have been budgeted.

Product liability claims could harm our business.

   Our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter this type of claim in the future. Product liability claims brought against us, whether or not successful, could divert the attention of our management and key personnel and could be expensive to defend.

We may be unable to maintain or grow our international operations, which could slow or undermine our overall growth.

   During 1996, 1997 and 1998, we derived 0%, 14% and 12%, respectively, of our total revenue from sales outside the United States. During the past eighteen months, we have derived revenue from sales in Canada, Japan, Venezuela, Brazil, the United Kingdom, Singapore and other foreign countries, the majority of which has come from Canada and Japan. We intend to expand our international operations and anticipate that in the foreseeable future a significant portion of our revenue may be derived from sources outside the United States. If we are unable to maintain or grow our international operations, it could slow or undermine our overall growth.

   We have not identified any material risk associated with doing business in Canada, other than risk associated with foreign currency fluctuations. In Japan, we have an exclusive distribution relationship with Mitsui, which expires in June 2000. To the extent we are unable to favorably renew our distribution agreement or make alternative arrangements, we may have decreased revenue in Japan. We also face country-specific risks in Japan, such as fluctuation in currency, general economic conditions in Japan and regulatory uncertainties associated with being a foreign company doing business in Japan.

   We also expect to commit additional resources to customizing our products for selected international markets, including German, French and Spanish-speaking markets, among others, and developing international sales and support organizations. In addition, even if we successfully expand our international operations and successfully customize our products, there can be no assurance that we will be able to maintain or increase international market demand for our products.

   Our international operations are subject to a number of risks, including:

  .  costs of customizing our products for foreign countries;

  .  protectionist laws and business practices favoring local competition;

  . dependence on the performance of local resellers and other strategic partners;

  .  adoption of general internet technologies in each international market;

  . compliance with multiple, conflicting and changing governmental laws and regulations;

  .  longer sales and payment cycles;

  .  import and export restrictions and tariffs;

  .  difficulties in staffing and managing international operations;

  .  greater difficulty or delay in accounts receivable collection;

  .  foreign currency exchange rate fluctuations;

  .  multiple and conflicting tax laws and regulations; and

  .  political and economic instability.

If our plan to sell the Viador E-Portal Suite directly to customers is not successful, we may not be able to grow our revenue and our stock price may suffer.

   We sell our products primarily through our domestic direct sales organization and we support our customers with our technical and customer support staff in several field offices. Our ability to achieve revenue growth in the future will depend on our ability to recruit and train sufficient technical, customer and direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. Our inability to rapidly and effectively expand our direct sales force and our technical and support staff could reduce or eliminate our growth and cause our stock price to fall.

Our failure to manage our growth could adversely affect our business.

   The planned expansion of our operations will place a significant strain on our management, financial controls, operations systems, personnel and other resources. Our ability to manage our future growth, should it occur, will depend in large part upon a number of factors including our ability to rapidly:

  . build and train our sales and marketing staff to create an expanding presence in the evolving enterprise information portal market, and keep them fully informed over time regarding the technical features, issues and key selling points of our products;

  . develop our customer support capacity as sales of our products grow, so that we can provide customer support without diverting engineering resources from product development efforts; and

  . expand our internal management and financial controls significantly, so that we can maintain control over our operations and provide support to other functional areas within Viador as the number of our personnel and size of our organization increases.

   Our inability to achieve any of these objectives could adversely affect our business.

We depend on technology licensed from third parties and, if we do not maintain those license arrangements, this could result in delays in shipping our products and services, which could harm our business.

   We license our search engine technology, which is integrated into the Viador E-Portal Suite, from Infoseek. This technology provides users of our products with the ability to search and classify information. We also license software from On Display that facilitates the retrieval of frequently changing real-time data. This software may not continue to be available on commercially reasonable terms, or at all. Our loss of or inability to maintain either of these technology licenses could result in delays in the sale of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could harm our business.

   In addition, we license various Java-related software from Sun Microsystems, which is the core technology upon which our products are based. In the event that Sun were to discontinue or significantly alter its Java product, it would impair our ability to provide product upgrades and develop new products.

We will need significant additional funds, which we may be unable to obtain on terms acceptable to us or at all.

   The expansion and development of our business will require significant capital to fund our operating losses, working capital needs and capital expenditures. During the next twelve months, we expect to meet our cash requirements with existing cash and cash equivalents and short-term investments, the net proceeds from this offering, cash flow from sales of our services and proceeds from existing and future working capital lines of credit and other borrowings. Our failure to generate sufficient cash flows from sales of services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

   Future equity or debt financing may not be available to us on favorable terms or at all. In addition, our credit agreements contain certain covenants restricting our ability to incur further indebtedness and we have pledged some of our assets as security for any borrowings thereunder. Future borrowing instruments such as credit facilities and lease agreements are also likely to contain similar or more restrictive covenants and will likely require us to pledge assets as security for borrowings under those future arrangements. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which could cause our business and prospects to suffer.

If our plan to sell software services over the internet as a substitute for licensing our software fails, it could harm our business.

   In addition to licensing our software, we plan to sell software services to customers over the internet. We would price these services on a per-transaction basis or on a subscription basis to companies seeking to avoid the upfront cost of licensing software. This business model is unproven and represents a significant departure from the strategies traditionally employed by us and other software vendors. Our efforts to develop this business may require significant management time and attention. In connection with this new business model, we will contract with third-party service providers to perform many of the necessary services, and we will be responsible for monitoring their performance. If any service provider delivers inadequate support or service to our customers, our reputation could be harmed.

   Even if our strategy of selling software services over the internet is successful in attracting customers, some of those internet customers may otherwise have bought our software and services through our traditional licensing arrangements. Any shift in potential license revenue to our new business model, which is unproven and potentially less profitable, could harm our business.

If we are unable to hire and integrate new personnel, it will disrupt our operations and impair our growth.

   We have recently hired a number of key employees and officers, including our Chief Financial Officer, Raja H. Venkatesh, who has been with us since June 1999. We do not currently have a corporate controller. While we have commenced a search for a controller and additional financial and accounting personnel, we have not yet filled these positions. Once hired, these people will need time to familiarize themselves with Viador and our accounting and sales practices. In addition, we anticipate switching from our current accounting software to a more sophisticated accounting and financial information software system in the near future. In addition, we have grown from 17 employees at December 31, 1996 to 61 employees at December 31, 1997 to 83 employees at December 31, 1998 to 108 employees at June 30, 1999, and we expect to continue to hire additional employees in order to grow our business. The integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. Our failure to complete this integration in an efficient manner could harm our business and prospects.

   We also plan to hire additional personnel to establish and implement corporate security processes and policies in light of our planned expansion of our operations. If we are unable to hire and integrate these new personnel in advance of our planned future growth, our business and prospects could suffer.

We may not be able to recruit and retain the personnel we need, which would impair our growth.

   We are highly dependent on certain members of our management and engineering staff, including, without limitation, our Chief Executive Officer, our Senior Vice President of North American Operations and our Chief Financial Officer. The loss of one or more of these officers might impede the achievement of our business objectives. Furthermore, recruiting and retaining qualified financial and technical personnel is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for our business. Competition for employees in our industry is intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms.

If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our products or product presentation, which would undermine the relative appeal of our products to customers and reduce our sales.

   We believe that proprietary rights are important to our business. We principally rely upon a combination of patent, copyright, trademark and trade secret laws as well as contractual restrictions to protect our proprietary technology.

   We have filed applications seeking U.S. patents on two inventions. However, patents for these inventions may not issue and it is possible that these and any other patents issued to us may be circumvented by our competitors or otherwise may not provide significant proprietary protection or commercial advantage to us. Similarly, our trademark, service mark and copyright rights may not provide significant proprietary protection or commercial advantage to us, and the measures we take to maintain the confidentiality of our trade secrets may be ineffective. If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our products or product message, which would undermine the relative appeal of our products to customers and thus reduce our sales. For additional discussion of our proprietary rights, see "Business--Intellectual Property Rights" beginning on page 41.

If our products infringe upon the proprietary rights of others, we may be forced to pay high prices to license new technology or stop selling our products.

   Our commercial success will also depend in part on our not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third-party proprietary rights will require us to develop alternative technology or to alter our products or processes, obtain licenses or cease certain activities. If any licenses of that type are required, we may not be able to obtain those licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

Our failure and the failure of third parties to be year 2000 compliant could negatively impact our business.

   Many currently installed computer systems and software products store dates using only the last two digits of the calendar year. As a result, those systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause those systems to fail or produce erroneous results. Year 2000 problems could subject us to liability claims or disrupt our business, either of which could harm our business.

   Based upon our assessment to date, we believe that our software products are capable of adequately distinguishing 21st century dates from 20th century dates. The worst case year 2000 scenario for us is if customers using our products experience product failure on or after January 1, 2000. If our products do have year 2000 problems, we have a limited number of personnel who are technically experienced with our year 2000 compliance procedures and, in the event our systems were to fail as a result of year 2000 problems, these employees would likely be unable to timely comply with several customers' requests for year 2000 remediation. Any such delay could impair our business or prospects or relationships with those customers. The total cost of year 2000 compliance and remediation may be material and may harm our business. Furthermore, we may in the future be required to defend our products or services in litigation or arbitration proceedings, or to negotiate resolutions of claims based upon year 2000 issues. Defending and resolving year 2000 disputes, regardless of the merits of those disputes, and any liability we have for year 2000-related damages, including consequential damages, could be expensive to us. In addition, if our internal computer or other systems or our suppliers experience year 2000 problems, it would disrupt our operations. For more information regarding the year 2000 risks that we face, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" beginning on page 28.

If our strategic relationships are discontinued, it may be more difficult for us to maintain certain features of our products or reach particular customers or markets.

   We have strategic relationships with IBM, Mitsui and Infoseek. Our strategic relationship with IBM provides us with marketing assistance. Our strategic relationship with Mitsui provides us with distribution, marketing and sales assistance in Japan. Our strategic relationship with Infoseek provides us access to technology and joint marketing. Although our strategic relationships are a key factor in our overall business strategy, our strategic partners may not view their relationships with us as significant to their own businesses. There is a risk that these parties may not perform their obligations as agreed. Our arrangements with strategic partners generally do not establish minimum performance requirements but instead rely on the voluntary efforts of our partners. In addition, most of our agreements with strategic partners may be terminated by either party with little notice. If our strategic relationships are discontinued, it may be more difficult for us to maintain certain features of our products or reach particular customers or markets.

                         Risks Related to Our Industry

The markets in which we compete are highly competitive and we may not be able to compete effectively.

   The existing enterprise information portal software market is intensely competitive. There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors in the future. Moreover, if our approach is successful, it is likely that additional competitors will enter the market. Some of these additional competitors may have significantly more resources than we have, and may be able to devote the resources necessary to independently develop technology that provides equivalent or superior functionality compared to our products. For example, we also compete against larger companies providing a suite of products targeting business internet applications, including Microsoft and Oracle, who we expect may provide products as part of their suite that compete with ours. To date, we have faced competition and sales resistance from potential customers that have developed or may develop in-house systems that may substitute for those we offer.

   We also compete against providers of software products to businesses. These providers may expand their technologies or acquire other companies to support greater functionality and capability, particularly in the areas of query response time and ability to support large numbers of users.

   We cannot assure you that we will be able to successfully compete against current and future competitors, or that competitive pressures we face will not materially adversely affect our business, prospects, operating results and financial condition. For a more detailed discussion of the competitive pressures we face, see "Business--Competition" beginning on page 40.

If we fail to manage technological change or effectively respond to changes in customer needs, demand for our products and services will drop and our business will suffer.

   The market for enterprise information portals is still in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies;

  .  the technological life cycles of our products are difficult to estimate;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

  . the price of the products and services we provide may decline as rapidly as, or more rapidly than, the cost of any competitive alternatives.

   We may not be able to effectively respond to the technological requirements of the changing market for enterprise information portals. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for those technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, demand for our products and services will drop and our business will suffer.

Our business and prospects will suffer if we are unable to adequately respond to customer demands.

   We expect that our customers increasingly will demand additional information and reports with respect to the services we provide. To meet these demands, we must develop and implement an automated customer service system to enable future sales growth. In addition, if we are successful in implementing our marketing strategy, we also expect the demands on our technical support resources to grow rapidly, and we may experience difficulties in responding to customer demand for our services and providing technical support in accordance with our customers' expectations. We expect that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. We may not be able to keep pace with any growth, successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a developing and expanding business in our evolving and increasingly competitive industry. If we are unable to address these customer demands, our business and prospects will suffer.

Our future success will depend upon the ability of our products to work with a large variety of hardware, software, database and networking systems.

   We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. To gain broad market acceptance, we believe that we must support an increased number of systems in the future. We currently develop our products on Microsoft Windows NT. Therefore, we experience a delay when we adapt our products to be installed on other major servers. For example, we are contractually obligated to provide a version of our software that operates on Unix servers in the third fiscal quarter of 1999. A delay in this or any other rollout of our product onto a new system could adversely affect our revenues and operating results. There can be no assurance that we will adequately expand our data source and system coverage to service potential customers, or that the expansion will be sufficiently rapid to meet or exceed the system and data source coverage of our competitors.

   The success of our products will depend on various factors, including the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as or better than competitive offerings. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we are developing and with new software being developed by third parties. We cannot assure you that we will successfully develop and market product enhancements or new products that respond to these technological changes, shifting customer tastes or evolving industry standards, or that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, our business will suffer.

                         Risks Related to Our Offering

If our stock price is volatile or decreases significantly, you may not be able to sell your stock at a favorable price at any given time or ever.

   Stock prices and trading volumes for many internet-related companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the price of our common stock without regard to our operating performance. In addition, our operating results may not meet the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely decrease significantly. Volatility in our stock price may prevent you from selling our stock at a favorable price at any given time or knowing the appropriate time to sell our stock. If our stock price drops, it is possible that you may never be able to sell our stock at a favorable price.

After the offering, our officers, directors and affiliates may be able to control all matters submitted for stockholder approval, and you will be subject to their decisions.

   Some of our stockholders own a large enough stake in us to have a significant influence on the matters presented to stockholders. As a result, these stockholders may be able to control all matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. Accordingly, that concentration of ownership may delay, defer or prevent a change in control of Viador, impede a merger, consolidation, takeover or other business combination involving Viador or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Viador, any of which could have a material adverse effect on the market price of our common stock.

After you purchase our stock in the offering, additional shares of our stock will become eligible for sale in the open market; if these shares are sold, it could depress our stock price.

   Sales of substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options and warrants, could adversely affect the market price of our common stock. Those sales also might make it more difficult for us to sell equity-related securities in the future at a time and price that we deem appropriate. In addition to the 4,000,000 shares of common stock offered hereby, assuming no exercise of the underwriters' over-allotment option, and assuming the conversion of all outstanding preferred stock into common stock and the exercise of warrants to purchase 84,842 shares of capital stock, there were 11,855,957 shares of common stock outstanding as of August 31, 1999, all of which are restricted shares under the Securities Act of 1933, as amended. These restricted shares will not be immediately eligible for sale in the public market. However, following the expiration of the 180-day lock-up agreements with the representatives of the underwriters, 5,795,302 restricted shares will be available for sale in the public market and the remaining restricted shares will be eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933, as amended. In addition, as of August 31, 1999, there were options and warrants outstanding to purchase 3,507,811 shares of common stock, all of which warrants are expected to be exercised on or before the closing of this offering. However, the shares of common stock underlying such options and warrants will not be immediately eligible for sale in the public market since they are subject to a 180-day lock-up period. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the holders of 6,783,694 restricted shares and warrants to purchase 4,007 shares of our Series C Preferred Stock are entitled to certain rights with respect to registration of those shares for sale in the public market. If those holders sell in the public market, those sales could decrease the market price of our common stock.

We do not have specific uses planned for much of the offering proceeds; if our management does not use the funds raised in this offering effectively, our stock price may fall.

   Our net proceeds from this offering, after deducting underwriting discounts and commissions and expenses payable by us, are estimated to be approximately $36.2 million. While we currently expect to use a portion of the net proceeds of the offering for research and development over the next twelve months, we have not determined specific uses for the remaining proceeds. Accordingly, our management will retain broad discretion as to the allocation of the proceeds of this offering. If our management does not use the funds raised in this offering effectively, our stock price may fall.

We have certain anti-takeover defenses that could prevent an acquisition of our business that you might favor.

   Provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our business. For example, our board of directors is divided into three classes to serve staggered three-year terms, we may authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings. See "Description of Capital Stock" beginning on page 58 for a further discussion of these provisions.

You will pay more for our stock than your pro rata portion of our assets is worth; as a result, you will likely receive much less than you paid for our stock if we liquidate our assets and distribute the proceeds.

   We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. Therefore, you will incur immediate dilution in net tangible book value of $6.86 per share, assuming an initial public offering price of $10.00 per share because you will pay more than the assets underlying your shares are worth. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock at a price less than book value per share. As a result, you will likely receive much less than you paid for our stock if we liquidate our assets and distribute the proceeds. For additional information about the dilution you will suffer, see "Dilution" on page 19.

Relying on forward-looking statements in this prospectus could cause you to incorrectly assess the risks and uncertainties of investing in our stock because our actual results may differ materially from what was anticipated in those statements.

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things,

  .  implementing our business strategy;

  . obtaining and expanding market acceptance of the products and services we offer;

  .  forecasts of the internet and our market size and growth;

  .  meeting our requirements under key contracts; and

  .  competition in our market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of certain risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reasons why actual results may differ. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                               ----------------

   Viador E-Portal Suite(TM) and the Viador name and logo and the names of products and services offered by Viador--including those referred to in "Business"--are trademarks, registered trademarks, service marks or registered service marks of Viador. This prospectus also includes product names, trade names and trademarks of other companies.

                               ----------------

   We were incorporated in the State of California as Infospace, Inc. on December 4, 1995 and changed our name to Viador Inc. in 1999.

                                USE OF PROCEEDS

   The net proceeds to us from the sale and issuance of the 4,000,000 shares of common stock offered hereby at an assumed initial public offering price of $10.00 per share are estimated to be $36.2 million, or approximately $41.8 million if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses. We are conducting this offering primarily to increase our equity capital, create a public market for our common stock and facilitate future access by us to public equity markets. We currently expect to use approximately $7.0 million to $10.0 million of the net proceeds of this offering for research and development over the next twelve months, although the amount of such expenditures is subject to market conditions and other factors beyond our control. We intend to use the remaining net proceeds of this offering for general corporate purposes, including working capital and funding operating losses. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. We have no commitments with respect to any acquisition or investment, and we are not involved in any negotiations with respect to any similar transaction. We have not performed any studies or made any decisions with our financial advisors or otherwise regarding the use of proceeds from this offering. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities. See "Risk Factors--We do not have specific uses planned for much of the offering proceeds; if our management does not use the funds raised in this offering effectively, our stock price may fall" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" beginning on pages 15 and 27, respectively.

                                DIVIDEND POLICY

   We have not declared or paid any dividends since our inception and do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate that we will retain all future earnings, if any, for use in our operations and the expansion of our business. Our credit agreements prohibit us from declaring or paying any dividends. For additional discussion of these matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" beginning on page 27.

                                 CAPITALIZATION

   The following table sets forth, as of June 30, 1999:

  .  Our actual capitalization;

  . Our pro forma capitalization, assuming the exercise of a warrant to purchase 4,007 shares of Series C preferred stock, the conversion of outstanding shares of our convertible preferred stock into common stock and the exercise of warrants to purchase 80,835 shares of our common stock; and

  . Our pro forma capitalization, as adjusted to give effect to the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering.

   This information should be read in conjunction with our financial statements and the notes related thereto appearing elsewhere in this prospectus. See "Use of Proceeds" on page 17.

                                                        June 30, 1999
                                               ---------------------------------
                                                         (unaudited)
                                                Actual    Pro Forma  As Adjusted
                                               --------  ----------- -----------
                                               (in thousands except share data)
Long-term obligations, less current portion..  $    --    $    --     $    --
Stockholders' equity:
  Preferred stock, $0.001 par value,
   10,416,666 shares authorized, 6,802,860
   shares issued and outstanding, actual;
   10,000,000 shares authorized, no shares
   issued or outstanding, pro forma and as
   adjusted..................................         7        --          --
  Common stock $0.001 par value, 20,833,333
   shares authorized, 4,915,433 shares issued
   and outstanding, actual; 100,000,000
   shares authorized, 11,803,134 shares
   issued and outstanding, pro forma,
   15,803,134 issued and outstanding, as
   adjusted..................................         5         12          16
  Additional paid-in capital.................    30,273     30,352      66,548
  Deferred stock-based compensation..........    (2,029)    (2,029)     (2,029)
  Treasury stock.............................       (34)       (34)        (34)
  Accumulated deficit........................   (14,938)   (14,938)    (14,938)
                                               --------   --------    --------
    Total stockholders' equity...............    13,284     13,363      49,563
                                               --------   --------    --------
      Total capitalization...................  $ 13,284   $ 13,363    $ 49,563
                                               ========   ========    ========

   The table excludes the following shares: 3,287,063 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.73 per share and 7,000,000 shares reserved for future issuance under our 1999 Stock Incentive Plan. For additional information about our option plans, see "Management--Executive Compensation and Other Information-- Employee Benefit Plans" beginning on page 47 and Note 4 of the Notes to Consolidated Financial Statements beginning on page F-11.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was approximately $13.3 million, or $1.13 per share of common stock. Pro forma net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of June 30, 1999. Assuming the sale by us of 4,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds from this offering, our net tangible book value as of June 30, 1999 would be $49.6 million, or $3.14 per share of common stock. Assuming completion of this offering, there will be an immediate increase in the net tangible book value of $2.00 per share to our existing stockholders and an immediate dilution in the net tangible book value of $6.86 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $10.00
  Pro forma net tangible book value per share as of June 30,
   1999........................................................... $1.13
  Pro forma increase attributable to new investors................ $2.00
                                                                   -----
Pro forma net tangible book value per share after the offering....       $ 3.14
                                                                         ------
Pro forma dilution per share to new investors.....................       $ 6.86
                                                                         ======

   The following table summarizes the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of common stock outstanding as of June 30, 1999.

                          Shares Purchased  Total Consideration
                         ------------------ --------------------- Average Price
                           Number   Percent  Amount     Percent     Per Share
                         ---------- ------- ---------- ---------- -------------
Existing stockholders... 11,803,134   74.7% $   26,896      40.2%    $ 2.28
New investors...........  4,000,000   25.3% $   40,000      59.8%    $10.00
                         ----------  -----  ----------  --------
  Total................. 15,803,134  100.0% $   66,896     100.0%
                         ==========  =====  ==========  ========

   If the underwriters' over-allotment option is exercised in full, the shares of common stock held by existing stockholders will be reduced to 72.0% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by the new investors will increase to 4,600,000, or 28.0% of the total number of shares of common stock to be outstanding immediately after this offering. For more information about the holdings of our stock, see "Principal Stockholders" on page 55.

   The tables and calculations above assume no exercise of outstanding options. At June 30, 1999, there were 3,287,063 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $0.73 per share and 7,000,000 shares reserved for future issuance under our 1999 Stock Incentive Plan. To the extent that these options are exercised, there will be further dilution to new investors. For additional information about our option plans, see "Management--Executive Compensation and Other Information-- Employee Benefit Plans" beginning on page 47.

                            SELECTED FINANCIAL DATA

   The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 21-31. The statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from our financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. The statements of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. For further information about our historical results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21.

                                                                 Six Months
                                 Years Ended December 31,      Ended June 30,
                               ------------------------------  ----------------
                               1995   1996    1997     1998     1998     1999
                               ----- ------  -------  -------  -------  -------
                                                                 (unaudited)
                                   (in thousands except per share data)
Statement of Operations Data:
Revenue......................  $  80 $  997  $ 1,582  $ 3,825  $ 1,754  $ 3,290
Cost of revenue..............     10    314      903    1,387      640      874
                               ----- ------  -------  -------  -------  -------
Gross profit.................     70    683      679    2,438    1,114    2,416
                               ----- ------  -------  -------  -------  -------
Operating expenses:
  Research and development...     15    364    1,351    2,481    1,107    1,871
  Sales and marketing........     11    125    1,802    4,295    1,806    4,397
  General and
   administrative............      8    358      936    1,365      374      996
  Amortization of stock-based
   compensation..............    --      --       --      445       94      529
                               ----- ------  -------  -------  -------  -------
Total operating expenses.....     34    847    4,089    8,586    3,381    7,793
                               ----- ------  -------  -------  -------  -------
Operating income (loss)......     36   (164)  (3,410)  (6,148)  (2,267)  (5,377)
Interest income (expense),
 net.........................     --     10       62      (63)      (2)     116
                               ----- ------  -------  -------  -------  -------
Net income (loss)............  $  36 $ (154) $(3,348) $(6,211) $(2,269) $(5,261)
                               ===== ======  =======  =======  =======  =======
Basic and diluted net income
 (loss) per share (1)........  $0.02 $(0.08) $ (1.34) $ (1.82) $ (0.71) $ (1.28)
                               ===== ======  =======  =======  =======  =======
Weighted average shares used
 in computing basic and
 diluted net income (loss)
 per share (1)...............  1,563  1,993    2,495    3,416    3,177    4,126

                                               December 31,
                                          -------------------------  June 30,
                                          1995 1996   1997    1998     1999
                                          ---- ----  ------  ------ -----------
                                                                    (unaudited)
                                                     (in thousands)
Balance Sheet Data:
Cash and cash equivalents...............  $ 42 $290  $1,029  $4,181   $14,259
Working capital.........................    78   (5)   (317)  2,771    12,169
Total assets............................   123  530   2,918   7,185    18,869
Long-term obligations, including current
 portion................................    --  100      --      --        --
Total stockholders' equity (deficit)....    86  (67)     90   3,371    13,284

----------
(1) See Note 2 of Notes to Financial Statements for the determination of shares used in computing pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We develop and market internet software that enables businesses to create enterprise information portals. Our products enable organizations to build enterprise information portals which permit quick, easy access to all enterprise information, facilitate the provision of customized and personalized information and permit the secure sharing of enterprise information both within the enterprise and with outside partners. We had a net loss of approximately $6.2 million for the year ended December 31, 1998 and an accumulated deficit of approximately $9.7 million for the year ended December 31, 1998.

   Historically, we have focused our selling efforts in North America and derived a significant majority of our revenue from North America. However, we believe that our international sales will increase. We currently have distribution agreements with partners in Japan and Europe, and we have delivered our products to customers in Latin America.

   We were incorporated in 1995 as Infospace, Inc. and changed our name to Viador Inc. in 1999. Since our inception, we have developed web-based products designed to permit our customers to search, analyze and deliver relevant information to users within and outside the enterprise. We delivered our first product, Web-Charts, in September 1996. Over the next two years, we introduced more sophisticated web products and a proprietary web security server product. In the first quarter of 1999, we first shipped a fully integrated web-based product suite called the Viador E-Portal Suite, which integrated our prior product offerings and is now our primary licensed product. Since 1997, revenue from licenses of our software products has accounted for approximately 60% of our revenue and we expect this trend to continue in the future.

   We derive our revenue from the sale of software product licenses and from professional consulting, training, maintenance and support services. In December 1997, we adopted Statement of Position 97-2, Software Revenue Recognition. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on its relative fair value. We recognize product license revenue when persuasive evidence of an agreement exists, the product has been delivered, the license fee is fixed or determinable and collection of the fee is probable. The entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, because the Company does not have sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in such arrangements. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred until the consulting services have been completed and customer acceptance has been obtained using the completed contract method. Contract software revenue related to arrangements to maintain the compatibility of the Company's software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM and VAR arrangements in which the Company earns a royalty based on a specified percentage of OEM and VAR sales to end users incorporating the Company's software is recognized upon delivery to the end user. Nonrefundable prepaid royalty fees received by the Company from OEM and VAR customers are deferred and recognized as the end user sales are reported to the Company by the OEM or VAR, unless the Company has an arrangement to maintain the compatability of its software products with the software products or platforms of the OEM or VAR. In that case, due to the Company's software compatibility obligation, the prepaid royalty fees are recognized as the end user sales are reported to the Company by the OEM or VAR but limited to no more than the fee that would be recognizable on a cumulative basis if the entire fee was being recognized ratably over the term of the arrangement.

   Service revenue consists of fees from professional services and from maintenance and support. Professional services include integration of software, software development, training and software installation. We bill professional services fees either on a time and materials basis or on a fixed-price schedule. We recognize professional services fees generally as the services are performed except, as descibed above, such services are essential to the functionality of software sold as part of the arrangement. Our clients typically purchase maintenance agreements annually, and we price maintenance agreements based on a percentage of the product license fee. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, typically one year. We price telephone support based on differing contracted levels of support. Customers purchasing maintenance agreements receive future product upgrades and electronic, web-based technical support and basic ten hours a day, five days a week telephone support. Customers can also purchase extended telephone support, available 24 hours a day, seven days a week, for an additional fee. We record cash receipts from customers and billed amounts due from customers in excess of revenue recognized as deferred revenue. The timing and amount of revenue recognized from individual contracts, some of which represent over 10% of revenue recognized during a particular quarter, can vary significantly. Furthermore, as discussed above, revenue related to significant transactions may be recognized over the term of the agreement, which may extend recognition over a period of 36 to 60 months. This can result in fluctuations in revenue from one quarter to the next. Furthermore, the timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have an impact on the amount of accounts receivable and deferred revenue in any given period.

   Our cost of revenue includes salaries and related expenses for our customer support, implementation and training services organizations and costs of contracting with third parties to provide consulting services to customers. Our cost of revenue also includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers and an allocation of our facilities, communications and depreciation expenses. Cost of license revenue has been under 1% of our license revenue to date.

   Our operating expenses are classified into four general categories: sales and marketing, research and development, general and administrative and amortization of deferred stock-based compensation. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are category specific, each category includes expenses that are common to the other three, such as salaries, employee benefits, incentive compensation, bonuses, travel and entertainment costs, telephone expenses, communication expenses, rent and facilities costs and third-party professional service fees. The sales and marketing category of operating expenses includes expenditures specific to the marketing group, such as sales commissions, public relations and advertising, trade shows, marketing collateral materials and web seminars. We allocate the total costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their estimated usage as measured primarily by employee headcount. These allocated charges include facility rent for the corporate office, communication charges and depreciation expense for office furniture and equipment.

   Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments and to establish an administrative organization. As a result, we have incurred net losses in each fiscal quarter since inception and, as of June 30, 1999, had an accumulated deficit of $14.9 million. We anticipate that our operating expenses will increase in future quarters commensurate to or greater than any revenue increases as we increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Accordingly, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes it difficult for us to predict future operating results and, accordingly, we cannot assure you that we will achieve or sustain revenue growth or profitability.

   We had 108 full-time employees at June 30, 1999, up from 83, 61 and 17 at December 31, 1998, 1997 and 1996, respectively. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that future expansion will continue to challenge our ability to hire, train, motivate and manage our employees.

   In May 1997, we raised $3.5 million in private equity investment from a group of investors led by Mitsui Ltd. who, at the same time, entered into an exclusive distribution agreement for our products in Japan under which we received a prepaid royalty of $200,000. The prepaid royalty received has been deferred and is being recognized as the end-user sales are reported to us by Mitsui. In August 1998, we raised an additional $8.5 million in private equity investment from a group of investors led by Information Technology Ventures. In May 1999, we raised an additional $14.5 million in private equity investment from a group of investors led by CDB Venture Management (USA) and Crosslink Technology Partners.

Results of Operations

   The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:

                                                                   Six
                                                              Months Ended
                             Years Ended December 31,           June 30,
                             ------------------------------   ---------------
                             1995   1996     1997     1998     1998     1999
                             -----  -----   ------   ------   ------   ------
Revenue:
  License...................    --%   5.6%    53.0%    59.7%    65.1%    64.8%
  Service................... 100.0   94.4     47.0     40.3     34.9     35.2
                             -----  -----   ------   ------   ------   ------
    Total revenue........... 100.0  100.0    100.0    100.0    100.0    100.0
                             -----  -----   ------   ------   ------   ------
Cost of revenue.............  12.5   31.5     57.1     36.3     36.5     26.6
Gross profit................  87.5   68.5     42.9     63.7     63.5     73.4
                             -----  -----   ------   ------   ------   ------
Operating expenses:
  Research and development..  18.8   36.5     85.4     64.9     63.1     56.9
  Sales and marketing.......  13.8   12.6    113.9    112.3    103.0    133.6
  General and
   administrative...........  10.0   35.9     59.2     35.7     21.3     30.2
  Amortization of stock-
   based compensation.......    --     --       --     11.6      5.4     16.1
                             -----  -----   ------   ------   ------   ------
    Total operating
     expenses...............  42.6   85.0    258.5    224.5    192.8    236.8
                             -----  -----   ------   ------   ------   ------
Operating income (loss).....  44.9  (16.5)  (215.6)  (160.8)  (129.3)  (163.4)
    Interest income
     (expense), net.........    --    1.0      4.0     (1.6)    (0.1)     3.5
                             -----  -----   ------   ------   ------   ------
Net income (loss)...........  44.9% (15.5)% (211.6)% (162.4)% (129.4)% (159.9)%

Six Months Ended June 30, 1999 and 1998

   Revenue. Revenue increased to approximately $3.3 million for the six months ended June 30, 1999 from approximately $1.8 million for the six months ended June 30, 1998, representing an increase of approximately $1.5 million, or 88%. The increase in revenue was due to an increase in the number of new customers, which accounted for 68% of revenue, and increased usage by existing customers. This increase in revenue was also attributable to a significant increase of over 65% in the number of employees in sales operations and the introduction of the Viador E-Portal Suite.

   License Revenue. License revenue increased to approximately $2.1 million for the six months ended June 30, 1999, from approximately $1.1 million for the six months ended June 30, 1998, representing an increase of approximately 87%. The increase in license revenue was due to the addition of 26 new customers resulting from growing market acceptance of the Viador E-Portal Suite, which first shipped in the first quarter of 1999. These new large customers were complemented by continuing sales to existing accounts and a diminishing number, only six in 1999 to date, of smaller new customers with initial sales under $50,000.

   Service Revenue. Service revenue increased to approximately $1.2 million for the six months ended June 30, 1999, from $612,000 for the six months ended June 30, 1998, representing an increase of approximately $588,000, or 89%. This increase was a result of an increase in services provided in connection with increasing license sales. This increase included $305,000 in additional consulting revenue, $165,000 in additional customer technical support fees and $118,000 in additional customer training revenue. The increase in training revenue reflects the opening of our San Mateo training center in the second quarter of 1998.

   Cost of Revenue. Cost of revenue increased to $874,000 for the six months ended June 30, 1999 from $640,000 for the six months ended June 30, 1998, representing an increase of $234,000, or 37%. Ninety-one percent of these expenses were related to on-site consulting and training services, approximately two-thirds of which costs were payroll-related and were incurred in the six-month period ended June 30, 1999. Cost of revenue decreased to 27% of total revenue for the six months ended June 30, 1999 from 37% for the six months ended June 30, 1998. This change resulted from the increased proportion of revenue derived from license revenue for which the related cost of license revenue was insignificant. We anticipate that our cost of revenue will grow in future periods in order to accommodate planned increases in the number of customers and greater utilization of products by existing customers.

   Research and Development. Research and development expenses consist primarily of costs associated with new product introductions and product improvements. Research and development expenses increased to approximately $1.9 million for the six-month period ended June 30, 1999 from approximately $1.1 million for the six-month period ended June 30, 1998, representing an increase of approximately $800,000, or 69%. Approximately $400,000 of this increase was due to payroll cost and benefit increases related to a staffing increase of 24%, hired earlier in 1999. $150,000 of the remaining cost increase was attributable to facility expenses, $47,000 to recruiting fees and the remainder to new computer and equipment expenses.

   Sales and Marketing. Sales and marketing expenses increased to approximately $4.4 million for the six months ended June 30, 1999 from approximately $1.8 million during the six months ended June 30, 1998, representing an increase of $2.6 million, or 143%. Approximately $2.0 million of this increase was attributable to increased selling expenses, $1.1 million of which were salary, commissions and bonuses paid to salespeople. Commissions and bonus payments accounted for approximately 25% of these expenses in both periods. Marketing expenses increased 89% during the six months ended June 30, 1999 over the same period last year, reflecting advertising campaigns launched for the Viador E-Portal Suite in the first half of 1999.

   General and Administrative. General and administrative expenses increased to $996,000 for the six months ended June 30, 1999 from $374,000 during the six months ended June 30, 1998, representing an increase of $622,000, or 166%. $280,000 of the increase in total expenses was attributable to increases in professional services fees, primarily legal and accounting fees related to increased business activities. The remaining expense increases were due primarily to increases in office space.

   Interest Income, Net. Interest income, net, includes interest income from our cash and cash equivalents, and investments. Interest expense relates to our financing obligations, including bank borrowings. Interest expense, net, increased to $116,000 of interest income for the six months ended June 30, 1999, up from $2,000 of interest expense for the six months ended June 30, 1998, representing an increase of $118,000. This increase was primarily due to a higher average cash balance as a result of the proceeds from the issuance of shares of our preferred stock in August 1998 and May 1999.

Years Ended December 31, 1998, 1997 and 1996

   Revenue. Revenue was approximately $1.0 million, $1.6 million and $3.8 million in 1996, 1997 and 1998, respectively, representing increases of $585,000, or 59%, from 1996 to 1997 and approximately $2.2 million, or 142%, from 1997 to 1998. The increase in revenue from 1996 to 1997 was due to an increase in product license sales in 1997, as over 94% of 1996 revenue consisted of service revenue. The increase in revenue from 1997 to 1998 was due to increased license revenue as the availability of new software products attracted new large customers.

   License revenue. License revenue was $56,000, $839,000 and approximately $2.3 million in 1996, 1997 and 1998, respectively. Revenue for product sales in 1996 was low as we shipped our first product only in September of that year. License revenue increased from 1996 to 1997 in large part because we introduced two new web-based products which accounted for the majority of the $839,000 new license revenue. License revenue increased 172% from 1997 to 1998 as our products gained market acceptance.

   Service revenue. Service revenue was $941,000, $743,000 and approximately $1.5 million in 1996, 1997, and 1998, respectively. Our first full year of operation was 1996, and much of that year was focused on providing customer database consulting services to confirm the accuracy of the product plan and direction. In 1997, service revenue dropped by 21% from 1996 because we shifted our focus to developing and supporting our new software product lines. Service revenue climbed by 108% in 1998 compared to 1997 due to our expansion of the services to include customer maintenance and support services as well as consulting in support of our licensed product sales.

   Cost of Revenue. Cost of revenue was $314,000, $903,000 and approximately $1.4 million in 1996, 1997 and 1998, respectively, representing increases of $589,000, or 187%, from 1996 to 1997 and $484,000, or 54%, from 1997 to 1998.
These increases were due to staffing increases for support and consulting, approximately two-thirds of which expenses were payroll-related, and a new training facility that opened in 1998. Cost of revenue as a percentage of total revenue decreased to 36% for the year ended December 31, 1998, from 57% for the year ended December 31, 1997, due to the increased proportion of revenue derived from license revenue for which the related cost of license revenue has been insignificant.

   Research and Development. Research and development expenses were $364,000, approximately $1.4 million and $2.5 million in 1996, 1997 and 1998, respectively, representing increases of approximately $1.0 million, or 271%, from 1996 to 1997 and approximately $1.1 million, or 84%, from 1997 to 1998. These increases were due to increased personnel costs of $800,000, as an increased number of engineers were in place for all twelve months of 1998, $225,000 of expenses associated with the launch of a new quality assurance program in 1997, and an increase in facility-related expenses of $50,000 associated with our move to our new headquarters.

   Sales and Marketing. Sales and marketing expenses increased from $125,000 in 1996 to approximately $1.8 million in 1997 and approximately $4.3 million in 1998, representing increases of over 1300% and 138%, respectively. In 1996, selling expenses only started in the fourth quarter, and marketing was largely related to trade shows. This trend continued in 1997, as the first commissions were paid late in the year, and trade show and related expenses were $241,000 and comprised 38% of sales and marketing expenses. The growth in 1998 over 1997 was attributable to selling commissions of $2.1 million and an additional $287,000 of travel expenses for sales personnel.

   General and Administrative. General and administrative expenses increased from $358,000 in 1996 to $936,000 in 1997 and approximately $1.4 million in 1998, representing year-to-year increases of 161% and 46%, respectively. In 1997, we used the proceeds of the first round of external financing to hire a small administrative staff and to expand to a second office. Facility expenses increased in 1998 as our San Mateo offices were consolidated and new field offices were opened. Professional expenses for legal and accounting support increased from $75,000 in 1997 to over $350,000 in 1998, reflecting increased business activity and support requirements. Depreciation expenses for new office equipment and amortization of improvements to our San Mateo offices over two-year leases largely account for the remainder of the increase.

   Interest Income, Net. Interest income, net, was $10,000, $62,000 and an expense of $63,000 in 1996, 1997 and 1998, respectively, representing an increase of $52,000 from 1996 to 1997 and a decrease of $125,000 from 1997 to 1998. The increase from 1996 to 1997 was due to a higher average cash balance as a result of the proceeds from the issuance of shares of our preferred stock and the decrease from 1997 to 1998 was due to the use of cash for operations and the payment of interest on a $2.0 million bridge loan obligation starting in the second quarter.

Quarterly Results of Operations

   The following tables set forth certain unaudited statements of operations data for the six quarters ended June 30, 1999, as well as the percentages of our revenues represented by each item. This data has been derived from the unaudited interim financial statements prepared on the same basis as the audited financial statements contained herein and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                       Three Months Ended
                         ---------------------------------------------------------
                          Mar.      June      Sept.     Dec.      Mar.      June
                           31,       30,       30,       31,       31,       30,
                          1998      1998      1998      1998      1999      1999
                         -------   -------   -------   -------   -------   -------
Statement of Operations    (unaudited, dollars in thousands except per
 Data:                                     share data)
Revenue................. $   725   $ 1,029   $   669   $ 1,402   $ 1,228   $ 2,062
Cost of revenue.........     312       328       391       356       353       521
                         -------   -------   -------   -------   -------   -------
Gross profit............     413       701       278     1,046       875     1,541
                         -------   -------   -------   -------   -------   -------
Operating expenses:
  Research and
   development..........     521       586       654       720       820     1,051
  Sales and marketing...     836       970     1,214     1,275     1,968     2,429
  General and
   administrative.......     166       208       529       462       305       691
  Amortization of stock-
   based compensation...      --        94       158       193       253       276
                         -------   -------   -------   -------   -------   -------
Total operating
 expenses...............   1,523     1,858     2,555     2,650     3,346     4,447
                         -------   -------   -------   -------   -------   -------
Operating loss..........  (1,110)   (1,157)   (2,277)   (1,604)   (2,471)   (2,906)
Interest income
 (expense), net.........     (11)        9       199      (260)       35        81
                         =======   =======   =======   =======   =======   =======
Net loss................ $(1,121)  $(1,148)  $(2,078)  $(1,864)  $(2,436)  $(2,825)
                         =======   =======   =======   =======   =======   =======
Basic and diluted net
 loss per share......... $ (0.37)  $ (0.35)  $ (0.59)  $ (0.50)  $ (0.61)  $ (0.66)
                         =======   =======   =======   =======   =======   =======
Weighted average shares
 used in basic and
 diluted net loss per
 share..................   3,057     3,296     3,539     3,763     3,979     4,272
                         =======   =======   =======   =======   =======   =======
As a Percent of Total
 Revenue:
Revenue.................   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue.........    43.0      31.9      58.4      25.4      28.7      25.3
                         -------   -------   -------   -------   -------   -------
Gross profit............    57.0      68.1      41.6      74.6      71.3      74.7
Operating expenses:
  Research and
   development..........    71.9      56.9      97.8      51.4      66.8      50.9
  Sales and marketing...   115.3      94.3     181.5      90.9     160.3     117.8
  General and
   administrative.......    22.9      20.2      79.1      32.9      24.8      33.5
  Amortization of stock-
   based compensation...      --       9.1      23.6      13.8      20.6      13.4
                         -------   -------   -------   -------   -------   -------
Total operating
 expenses...............   210.1     180.5     382.0     189.0     272.5     215.6
                         -------   -------   -------   -------   -------   -------
Operating loss..........  (153.1)   (112.4)   (340.4)   (114.4)   (201.2)   (140.9)
Interest income
 (expense), net.........    (1.5)      1.0      29.6     (18.5)      2.9       3.9
                         -------   -------   -------   -------   -------   -------
Net loss................  (154.6)%  (111.4)%  (310.8)%  (132.9)%  (198.3)% (137.0)%

   We expect to experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

  .  demand for and market acceptance of our products and services;

  .  our expansion into international markets;

  . introduction of products and services or enhancements by us and our competitors;

  .  competitive factors that affect our pricing;

  .  the timing of customer installations;

  .  the mix of products and services we sell;

  . the timing and magnitude of our capital expenditures, including costs relating to the expansion of our operations;

  . the size and timing of customer orders, particularly large orders, some of which represent more than 10% of total revenue during a particular quarter;

  .  the hiring and retention of key personnel;

  . conditions specific to the enterprise information portal market and other general economic factors;

  . changes in generally accepted accounting policies, especially those related to the recognition of software revenue; and

  .  new government legislation or regulation.

   In addition, over 85% of our expenses are fixed in the short-term, particularly with respect to depreciation, real estate and personnel costs, and therefore our results of operations are particularly sensitive to fluctuations in revenue. Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of our future performance.

Liquidity and Capital Resources

   From our inception through June 30, 1999, we financed our operations through private equity placements totaling approximately $26.6 million and drawdowns from a revolving facility of up to $500,000. At June 30, 1999, we had an accumulated deficit of approximately $14.9 million and cash and cash equivalents of approximately $14.3 million.

   Net cash used in our operating activities for the six months ended June 30, 1999 was approximately $3.9 million. The net cash used by operations was primarily due to working capital requirements and net losses, offset by increases in accounts payable and accrued expenses. Net cash used in investing activities was $588,000 for the six-month period ended June 30, 1999, which is comprised of property and equipment purchases. Net cash provided by financing activities was approximately $14.6 million.

   We have a $2.5 million line of credit with a commercial bank for the purpose of financing working capital requirements and equipment purchases. As of June 30, 1999, no amount was outstanding thereunder. The loan contains certain standard covenants, is based on a percentage of qualified outstanding accounts receivables and is secured by a security interest in all of our intellectual property. Interest on borrowings thereunder accrues at the rate of 1% over the bank rate, as announced by the bank from time to time, for the revolver and 1.25% over the bank rate, as announced by the bank from time to time, for an equipment note.

   We believe that the estimated net proceeds from this offering, together with our existing cash and funds available under our existing credit facilities, will be sufficient to fund our capital expenditures, cash needs and operating losses for at least the next 12 months. The execution of our business plan will require substantial additional capital to fund our operating losses, sales and marketing expenses, capital expenditures, lease payments and working capital requirements thereafter. We intend to continue to consider our future financing alternatives, which may include the incurrence of indebtedness, additional public or private equity offerings or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of our operations. Our capital requirements may change based upon technological and competitive developments. In addition, several factors may affect our capital requirements, including:

  . demand for our products and services or our anticipated cash flow from operations being less than expected;

  .  our development plans or projections proving to be inaccurate; or

  .  our engaging in acquisitions or other strategic transactions.

   Other than our $2.5 million line of credit, we have no present commitments or arrangements assuring us of any future equity or debt financing, and we cannot assure you that any such equity or debt financing will be available to us on favorable terms, or at all.

Deferred Stock-based Compensation

   Certain options granted and common stock issued during the 18 months ended June 30, 1999 have been considered to be compensation. Total deferred stock-based compensation associated with these equity transactions for the year ended December 31, 1998 and for the six months ended June 30, 1999 were approximately $1.6 million and $1.4 million, respectively. These amounts are being amortized over the vesting periods of the options. Of the total stock compensation expense, $445,000 was amortized in the 12 months ended December 31, 1998 and $529,000 was amortized in the six months ended June 30, 1999. We expect amortization of approximately $1.1 million and $805,000 in the years ended December 31, 1999 and 2000, respectively.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial condition, results of operations or cash flows. We will be required to adopt SFAS No. 133 in fiscal 2000.

   In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Software Revenue Recognition with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. We did not have a material change to our accounting for revenue as a result of the provisions of SOP 98-9.

Year 2000 Compliance

 Background of Year 2000 Issues

   Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because these systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these year 2000 requirements.

 Viador and Year 2000

   We are in the process of assessing the year 2000 readiness of our products and business operations. We do not expect to be materially adversely affected by year 2000-related issues. We have established a year 2000 task force composed of management and information systems consultants, whose mission is to evaluate and certify our readiness by closely directing and documenting internal analysis, remediation, testing and contingency planning. The target date for completing the assessment of our mission-critical systems is

September 30, 1999; the target date for completing the assessment of our non-mission-critical systems is October 31, 1999. We believe we are presently on schedule to resolve all issues by these target dates.

 The scope of Year 2000 issues within Viador

   Our business is dependent on the operation of numerous systems that could potentially be affected by year 2000-related problems. These systems include, among others:

   . hardware and software systems we use to deliver products and services to our customers, including our proprietary software systems as well as software supplied by third parties;

   . communications networks such as the internet and internal company networks;

   .  the internal systems of our customers and suppliers;

   .  software products sold to our customers;

   . the hardware and software systems we use internally to manage our business; and

   . non-information technology systems and services, such as power, telephone systems and building systems.

 What measures are we taking to ensure compliance?

   We have reviewed our internal management information and other systems in order to identify any products, services or systems that are not year 2000 compliant in order to take corrective action. To date, we have not encountered any material year 2000 problems with our computer systems or any other equipment that might be subject to such problems. We are evaluating vendor compliance statements, using diagnostics software to scan desktops and servers, and are formally documenting the results of both processes. We have also inventoried and assessed internal applications and have determined that most applications are supplied by third-party vendors. Few of these applications are mission-critical and those that are mission-critical have been tested and remediated. We have not yet completed an assessment of embedded technology; however, these are predominantly non-mission-critical and we do not expect significant impact from the state of their year 2000 compliance. Embedded technology is non-computer equipment, such as copiers and phone systems, that utilize components similar to those found in computers. Our current assessment is that upgrades or migration to major internal computer, software and equipment systems will not be necessary. We expect that our review will be completed and fully documented by October 31, 1999.

   We are completing compliance verification of external vendors supplying products and services to us, as well as communicating with significant suppliers to determine the readiness of third parties' remediation of their own year 2000 issues. No vendors have advised us that they will be unable to timely complete their year 2000 review and remediation. Although we have employed year 2000 consultants to assist us in our evaluation of year 2000 matters, except as described above, neither we nor, to our knowledge, any of our mission-critical vendors have employed any independent verification and validation processes to assure the reliability of our respective year 2000 risk and cost assessments.

   We have established a steering committee comprised of senior executives and a year 2000 compliance task force composed of representatives from various functional areas, including our product, management and information systems departments. This task force includes outside consultants with expertise in addressing year 2000 issues. The task force has formulated and is implementing a year 2000 readiness program and is applying a phased approach to analyzing our operations and relationships as they relate to the year 2000 problem. The phases of our year 2000 program are as follows:

   .  establishment of a year 2000 steering committee and task force;

   . inventory of all aspects of our operations and third-party relationships subject to the year 2000 problem;

   . assignment of responsibility for external issues, such as products licensed by us, internal issues, such as hardware, facilities, equipment and software; and

   .  remediation, testing and contingency planning.

 Identification of mission-critical and non-mission-critical systems

   Our project year 2000 task force has identified and classified all information technology systems, non-IT systems and embedded technology as "mission-critical" or "non-mission-critical." Mission-critical systems are crucial to the continuation of our business operations while non-mission-critical systems are elements that, should they fail to be year 2000 compliant, would not have a significant impact on our business operations.

 How far along are we?

   We have completed the first three phases of the program, and expect that the final phase will be completed for our mission-critical systems by October 15, 1999 and for all of our systems by October 31, 1999. Our efforts have had little impact on current IT projects and will not adversely affect our internal development schedule, operations or financial condition. Our current project status is as follows:

                                                           % Complete  Expected
    Task                                                     as of    Completion
 Description                                                9/30/99      Date
 -----------                                               ---------- ----------
 Establish year 2000 steering committee and task force...     100          Done
 Establish year 2000 project plan and assignment of
  responsibilities.......................................     100          Done
 Inventory/assessment of systems and vendor
  relationships..........................................     100          Done
 Testing/remediation of mission-critical systems.........     100          Done
 Gather compliance statements for mission-critical vendor
  systems and services...................................     100          Done
 Contingency planning for all mission-critical systems...      50      10/15/99
 Testing/remediation/contingency planning for non-
  mission-critical systems and services..................      25      10/31/99

 Year 2000 risks related to our business

   Based on our assessment to date, we believe the current versions of our software products are year 2000 compliant. We have performed various testing processes to confirm that our products do not have identifiable year 2000 problems. However, we continue to formally retest and document the processes we have completed and the results thereof. We expect this product retesting and documentation to be completed by September 30, 1999. We are also in the process of testing the year 2000 compliance of third-party components of our products. The third-party vendors have certified the year 2000 compliance of these components through public or private recorded disclosure.

   We may still be subject to external forces that might generally affect industry and commerce, such as extended power outages or widespread failures across the internet, which would create disruptions that would take time to repair. The time required to make these repairs would depend on the severity of the power outages or widespread failures. The costs associated with these external forces could be material.

   Our worst-case year 2000 scenario would occur if customers using our products experience product failure following the shift in millennium. This scenario should only unfold if the supporting environment required for operating our products fails to be year 2000 compliant. If our products do have year 2000 problems, we have a limited number of personnel who are technically experienced with our year 2000 compliance procedures and, in the event our systems were to fail as a result of year 2000 problems, these employees would likely be unable to timely comply with several customers' requests for year 2000 remediation. Any such delay could impair our business or prospects or relationships with those customers. The total cost of year 2000 compliance and remediation may be material and may harm our business. Although we do not expect this scenario to happen and are testing thoroughly to prevent its incidence, we have contingency plans in place to minimize damage to our reputation or brand if it happens. We are requiring that all employees be available to assist us between the dates of December 1, 1999 and January 31, 2000. In this regard, none of our employees is permitted to leave the area of their service to the company without executive permission, and our engineering, sales and technical support staff will be available to fix any problems that might arise. We are also requiring key technical and customer relations staff to come to the office on January 1, 2000 to assist our customers with any year 2000 issues that may arise.

   Our products are generally used with sophisticated hardware and complex software products that may not be year 2000 compliant. The accuracy of the information generated by our products is inherently dependent on the quality of the source data from these other hardware and software. We expect that our products will not produce errors processing, providing and receiving date data within and between the twentieth and twenty-first centuries, provided that all products used with our software accurately exchange date data to and from our products in accordance with our documentation. Therefore, to the extent that the underlying source data is inaccurate or corrupted, or to the extent that the hardware or software products that generate or store that data are not year 2000 compliant or are otherwise flawed, the information generated by our products may be similarly inaccurate or corrupted. The success of our year 2000 compliance efforts may depend on the success of our customers in dealing with their 2000 issues. We sell our products to companies in a variety of industries, each of which is experiencing different year 2000 compliance issues. Customer difficulties with year 2000 issues might require us to devote additional resources to resolve underlying problems.

   We could also experience material adverse effects on our business if we fail to identify all year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. We will identify mission critical business operations and develop contingency plans for those operations. We presently do not have a contingency plan for handling year 2000 problems that are not detected and corrected prior to their occurrence. There can be no assurance that the total cost of year 2000 compliance will not be material to our business. We may not identify and remediate all significant year 2000 problems on a timely basis: remediation efforts may involve significant time and expense and unremediated problems may have a material adverse effect on our business.

   Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services and related to year 2000 compliance issues, we cannot assure you that we will not in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000-related damages, including consequential damages, may have a material adverse effect on our business, results of operations and financial condition.

   In addition, we believe that purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance or defer additional software purchases until after 2000. As a result, some customers and potential customers may have more limited budgets available to purchase software products such as those offered by us, and others may choose to refrain from changes in their information technology environment until after 2000. To the extent year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business would be materially adversely affected.

   For additional discussion of our year 2000-related risks, see "Risk Factors--Our failure and the failure of third parties to be year 2000 compliant could negatively impact our business" and "--If our customers defer technology purchases because of year 2000 concerns, our growth and results of operations for the remainder of 1999 and early 2000 may suffer" on pages 12 and 7, respectively.

Qualitative and Quantitative Disclosures About Market Risk

   We develop products in the United States and market our products in North America, Europe and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

Overview

   We develop and market internet software that enables businesses to create enterprise information portals. An enterprise information portal gives users a single browser-based interface with which to quickly and easily access information from a variety of enterprise data sources. We believe the Viador E-Portal Suite offers a comprehensive and integrated enterprise information portal that is specifically designed for the web and works with a customer's existing hardware and software systems, without the need for additional technology expenditures. It provides our customers with the ability to manage and share information on a secure and cost-effective basis that can accommodate significant increases in the number of users and amount of information. As more users contribute increasing amounts of information to the portal, we believe our customers are able to increase business productivity and efficiency.

Industry Background

   In today's highly competitive environment, businesses are focused on improving their efficiency, effectiveness and ability to meet customer demands. Providing diverse internal decision makers with relevant, accurate and timely information is a key strategic priority for business and an important element of achieving competitive advantage. Similarly, sharing information with customers and suppliers is essential to succeed as an e-business.

 Abundance of Information

   Business decision makers need quick access to relevant information from a variety of sources, including the internet, internal corporate networks, e-mail, databases and business software programs. However, the large and growing quantity of information, coupled with the lack of effective solutions for efficiently accessing, combining and organizing it, makes it difficult to identify and utilize relevant information. Due to this information overload, businesses need to be able to quickly identify and obtain relevant information in order to make timely and informed decisions.

 The Proliferation of Disparate Information Technology Formats

   There is a rapidly growing variety of technologies used for creating, storing and organizing information. These include many different computer hardware, such as mainframe computers and computer networks, and numerous software programs, such as those for finance, accounting, sales, manufacturing and human resources. However, many of these hardware and software systems were developed independently to be operated on a stand-alone basis and were not designed to be compatible with other hardware and software. In order to access all of an enterprise's information, users may need to use separate software programs, complete separate security protocols and use different computer terminals. As the number of formats and amount of information grows, it becomes increasingly difficult and time consuming to navigate around these technological obstacles to obtain relevant information.

 Emergence of the Internet as the Global Medium for Communications

   The internet continues to experience rapid growth and expansion as an important global medium for communications and business due to its cost effectiveness, extensive reach and ability to handle tremendous growth. The internet provides a powerful medium for enterprises and their customers, suppliers and strategic partners to share business information efficiently. We expect that the ability to securely share information efficiently over the internet will become increasingly important and lead growing numbers of enterprises to adopt web-based information and communication solutions.

 Growth of E-Business

   The internet continues to transform the way that business is conducted. It can help businesses improve customer satisfaction, reduce cost structures, globalize operations, foster innovation and accelerate speed to market. E-business is the use of the internet and emerging technologies to replace or supplement traditional business channels and practices. As the number of internet users has grown, enterprises have increasingly viewed the internet as an opportunity to interact rapidly with a larger number of geographically distributed offices, employees, customers, suppliers and partners. In many cases, the adoption of a web-based marketing, communication or financial model provides enterprises with strategic competitive advantages and can prevent the loss of market share to aggressive e-business innovators.

 Need for a Comprehensive Solution

   The above factors suggest the need for a solution that facilitates the organization, secure access to and use of enterprise information by those who require it, regardless of whether they are users inside the business or outside partners. However, current solutions generally do not enable companies to organize and provide secure access to enterprise information through a single interface regardless of its format. The ideal solution would work with all of the enterprise's information technology and provide integrated access to all enterprise information regardless of its source or format. Furthermore, given the large amounts of electronic data being generated, the ideal solution would help users get fast access to personalized and relevant information.

   A comprehensive solution would work with existing customer information systems and would not require customers to replace or upgrade their existing technology investments. It also would utilize the internet, so that it would work through a web browser without any need to install additional software on users' computers. An internet-based solution could be implemented quickly, accommodate significant increases in the number of users and amount of information, and adapt to changes in the customer's business model. In contrast, we believe that any solution that does not utilize the internet would have significant difficulty accommodating substantial increases in the number of users and amount of information.

The Viador E-Portal Suite

   We provide a suite of enterprise software products that enables organizations to build enterprise information portals that permit quick, easy access to all enterprise information, facilitate the provision of customized and personalized information and permit the secure sharing of enterprise information both within the enterprise and with outside partners.

   Single Interface for All Enterprise Information. Our software permits users to access data from multiple sources within and outside the company through a single interface. We provide a comprehensive and integrated enterprise information portal solution that provides access to user-personalized, up-to-the-minute information quickly and easily.

   Adaptable Web-Based Architecture. In contrast to existing solutions, our software architecture can accommodate significant increases in the number of users and amount of information. Our software architecture is designed for the internet, which means that it:

  .  works through a user's existing web browser,

  . does not require the installation of any additional software on the user's desktop, and

  .  can be quickly rolled out to thousands of additional users.

  Our solution provides the means to build and enhance over time the methods by which our customers organize, retrieve and distribute information. The open and highly adaptable architecture of our software gives our customers the flexibility to customize and extend their enterprise portal framework as their needs evolve.

Our enterprise information portal provides greater benefits to the enterprise the more users it reaches and the more broadly our software is deployed.

   Customized and Personalized Information. We address the information overload problem by helping users locate and retrieve the most pertinent business information. This capability increases the efficiency of information use by our customers' employees. Our software allows the organization to automatically categorize information by subject, by user, by department, by role within the organization and according to other criteria. Its capabilities permit users to locate and access desired information from various data sources. In addition, our software permits each user to customize his or her portal interface to access and display information in accordance with that user's needs and preferences.

   Combines Ease of Use with Sophisticated Functions. The Viador E-Portal Suite provides browser-based searchable access to the entire range of an organization's enterprise information assets, facilitating location of and access to information regardless of the underlying data source. Our browser-based interface combines the ease of use of popular consumer internet portals, while providing users with the ability to search enterprise-wide for specific information and analyze data. The database access capabilities within our software are all web-based and, unlike unintegrated database access tools, offer a uniform look and feel for reporting, querying and analytical processing.

   Builds Upon Customers' Existing Investments in Information
Technology. Customers who utilize our software are able to build upon their new and existing hardware and software investments. As a result, our customers typically do not need to purchase new computer equipment or software in order to install and integrate our software.

   Ease of Implementation. The Viador E-Portal Suite is designed to be implemented rapidly over the web using our customers' existing information technology. Once installed on an organization's servers, our software can reach employees enterprise-wide via their existing web browsers. New users can be added in minutes on the customer's servers since no new software has to be installed on the user's computer.

   Secure and Selective Access. Security features are essential to permit customers to share confidential information rapidly over the internet with a large number of geographically distributed offices, employees, customers, suppliers and partners. Our software allows the organization to customize information access by individual user and category of user. Our product's security features operate in conjunction with our customers' existing security services to identify and authenticate users.

Viador Strategy

   Our goal is to be the leading provider of enterprise information portal software solutions. Key elements of our strategy include:

   Extend Technology Leadership. We believe we are among the first companies to provide a solution that has all of the following features:

  .  based on pure internet architecture;

  .  provides search capabilities using internet search technology;

  .  facilitates personalization of the information provided to each user;

  . designed to accommodate significant increases in the number of users and amount of information;

  . can retrieve and deliver information from different, otherwise incompatible sources; and

  .  provides multi-level security.

  We intend to enhance our technology by continuing to devote significant resources to research and development efforts and by forming strategic relationships that will enable us to further enhance the performance and adaptability of our software.

   Expand Sales, Distribution and Marketing. We intend to significantly grow our direct sales organization to expand coverage and penetration of large enterprise opportunities to take advantage of our innovative technologies. We are making significant new investments in our corporate and field marketing capacity as well as efforts to improve awareness of Viador and the Viador E-Portal Suite solution. In addition, we will continue to exploit and build our network of resellers of products who also provide related services, manufacturers who use our software in their products, system integrators who bring together various hardware and software to solve a specific customer problem and distributors to expand our indirect distribution worldwide.

   Increase Use by Existing Customers. The value of our software to our customers grows as it is deployed more widely throughout the organization for the following reasons:

  . more data can be accessed by customers' users as the number of departments within an organization that uses our software increases;

  . users become more accustomed to using the portal to access data; and

  . users contribute increasing amounts of information to the portal, which makes this information accessible to all authorized users.

   For these reasons, we believe that our customers are able to realize greater productivity and efficiency in their businesses. We believe that our success at winning and delivering initial deployments of our software by customers can be grown to enterprise-wide adoption of our technology, which would generate significant added revenue.

   Build Strategic Relationships. We have formed strategic relationships covering marketing, engineering and sales with numerous multinational companies that are at the forefront of providing technology for e-business. We have an established marketing arrangement with IBM which has significantly improved our distribution capabilities and resulted in additional sales. In addition, our technology is used in IBM's Net.Commerce initiative for e-commerce storefronts and we are delivering our technology onto the IBM OS/390 mainframe. E-commerce involves buying and selling merchandise and services over the internet. Our products are currently distributed in Japan by Mitsui, which assisted us in adapting our products for Japan and other international markets. In addition, we have partnered with Infoseek for joint marketing purposes and to incorporate into our software Infoseek's technologies for searching and indexing information available on the internet and on our customers' internal networks. We also intend to develop new strategic relationships with other large hardware, software and e-business companies.

   Create Standardized Business Portal Solutions. We are creating a series of standardized portal formats for specific business uses. These portal formats provide a turn-key solution by meeting the specific information requirements of customers with similar business needs. For example, we have developed an e-commerce portal format to assist e-commerce companies to understand information regarding shopping behavior of those using their web sites. This contrasts with the format requirements of a supply chain portal. Our standardized business portals are designed to significantly reduce the time required to implement the Viador E-Portal Suite in a tailored format that satisfies a significant portion of the customer's information needs. Furthermore, these standardized formats can be customized over time to better suit the information needs of a specific customer. These standardized portal formats complement our broader sales strategy by facilitating initial deployments at new customers, so that our relationship with these customers can develop over time resulting in broader deployments of our software.

   Build World Class Service and Support Operations. Superior customer service, training and support is necessary to build long-term customer relationships that enable enterprise-wide deployments of our software. Our goal is to deliver technology and services that enable our customers to rapidly implement advanced technology business solutions throughout their organizations at the lowest possible cost. To succeed and maintain a competitive edge, we will continue to build on the success of our Advanced Solutions Division, which uses our core technology to solve customers' individual problems. We intend to grow our direct service and support organization to expand our training capabilities and to provide reliable customer support.

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

Technology

   We believe the Viador E-Portal Suite offers a comprehensive and integrated enterprise information portal that gives users a single browser-based interface with which to quickly and easily access up-to-the-minute information from a variety of enterprise data sources. Combining this easy-to-use browser-based interface with our products' information delivery capability, our software provides secure access and delivery of data.

 Adaptable Internet Architecture

   The architecture of the Viador E-Portal Suite is designed for the web, which gives it the ability to accommodate significant increases in the number of users and the amount of information. Our software's highly adaptable architecture and software development kit give customers the added flexibility to customize and extend their enterprise information portal as their needs evolve. It is Java-based, it operates on Microsoft Windows NT servers, and we anticipate that it will operate on Unix servers beginning in the third fiscal quarter of 1999. Our software works with major web servers and browsers. We facilitate enterprise-wide scalability through add-on options that enable multiple servers, distributed throughout a customer's organization, to work together in servicing user information requests.

 Comprehensive Access

   Our software provides comprehensive information access for the following categories of data:

  . structured data, including data from databases, data marts, data warehouses and business software;

  . unstructured data, including data contained in internal company networks, on the internet, in groupware, such as Lotus Notes, and in documents stored in file systems; and

  . event data, such as news or stock quotes, that is constantly changing and which is delivered in real time.

 Information Personalization

   We address the information overload problem by helping users locate and retrieve the most pertinent business information. This capability increases the efficiency of information use by our customers' employees. Our software allows the organization to focus information by subject, by user, by department, by role within the organization and according to other criteria. Its capabilities permit the location of and access to desired information from structured, unstructured and event data sources. In addition, our software permits each user to customize his or her portal interface to access and display information in accordance with that user's needs and preferences.

 Secure Information Sharing

   Security features are essential to permit customers to share confidential information rapidly over the internet with a large number of geographically distributed offices, employees, customers, suppliers and partners. Our products' security features operate in conjunction with our customers' existing security services to identify and authenticate users. These features permit the enterprise to establish multiple levels of access rights based upon each user's job function and organizational role.

 Easy Administration

   Our software facilitates the management of enterprise information in large organizations with thousands of users, giving the system administrator an added measure of flexibility to centrally monitor and administer the system from virtually anywhere. User administration by the user's job function and organizational role enables the administrator to precisely delineate access privileges to reports, databases and documents for individual users and groups. The server management component of our software audits server usage and monitors user access in real time.

Products and Services

 Products

   The Viador E-Portal Suite is comprised of the following products, which are sold both individually and as a suite:

   Viador Sage is a browser-like interface that gives users the ability to search, access, analyze and share business information through a simple interface similar to popular consumer internet portals. Both organizations and individual users can customize the Viador Sage interface to meet their information needs. Viador Sage provides comprehensive access to structured, unstructured and event data. Personalization capabilities enable the filtering of information by time, subject and job function to improve user productivity.

   Viador Information Center is a high-performance Java server that provides data access, content delivery, session management and user security. Viador Information Center further ensures that our software can grow with the enterprise through add-on options that provide support for additional computers and balancing the needs of multiple users. These options enable multiple servers, distributed enterprise-wide, to work together in servicing user information requests.

   Viador Gateway allows customers to choose from a wide range of data sources they would like to include in the Viador Information Center. These sources include: Oracle, Sybase, Informix, DB2, Microsoft SQL Server, Hyperion, Essbase, Oracle Express, WhiteLight, ODBC, Lotus Notes, Microsoft Office, internal company networks and others.

   Viador Sentinel is an integrated security server for extending secure web-based access to partners, customers and suppliers over the internet. Viador Sentinel operates in conjunction with existing security services to identify and authenticate users, encrypt data, process requests and securely deliver sensitive information. Viador Sentinel allows companies to exchange information with e-business customers, suppliers and partners, thereby facilitating more efficient operations and improving customer satisfaction.

   Viador Administrator facilitates the management of large customer information technology environments with thousands of users by giving the system administrator flexibility to centrally monitor and administer the system from virtually anywhere. Administration of users by job responsibilities and role within the organization enables the administrator to precisely define access privileges for individual users and groups. A server management feature monitors and creates a record of user access in real time.

 Services

   Our Advanced Solutions Group offers architectural and technical consulting services, customer support and training in connection with licenses of our software. We believe that services are an important part of our success and we expect to continue to expand our professional services organization.

   Consulting. Our pre-sale and post-sale technology implementation services are organized into a single organization so that our assigned consulting engagement team can work with a customer from the initial business problem discussions through implementation of their solution. We believe that this allows us to develop greater knowledge of the customer's environment and add the highest level of value. Our consultants are qualified and trained to perform a wide variety of services including prototype development, installation, configuration and testing of our software and integration with the customer's existing databases, security and other systems. Our consultants also help customers develop a strategy for the customers' enterprise-wide deployment of our software. Once deployed into a customer site on an engagement, our consultants become advisors and help us discover new business opportunities within the company.

   Customer Support. We provide product upgrades and customer support through our customer support program. Customer support personnel are available 24 hours a day, seven days a week. We also offer e-mail-based support. Customers generally purchase the first year of product support at the time they license our software; after that, support may be renewed on an annual basis. Our support engineers will immediately render assistance to system critical problems and work with the customer to diagnose the issue and resolve it until the customer is satisfied. Once a customer has purchased a technical support contract, they are entitled to free upgrades for the software they have licensed. Our support organization works with our sales force in identifying new opportunities, product uses and for maintenance renewals.

   Training. We offer a variety of training programs tailored to particular user groups, including end users and information technology personnel. Training classes are offered at customer sites, in various high demand cities and also at our headquarters in San Mateo, California. We also provide training classes for third-party service providers, such as independent systems consultants and distributors. We provide training early in the sales cycle to ensure successful implementations and sponsor free one-day training seminars as an inducement to potential customers.

Customers

   Our customer base spans multiple industry segments including financial services, government, healthcare, manufacturing and telecommunications. The following is a representative list of companies that have purchased over $50,000 of our products and services since January 1, 1998. We do not intend the identification of these customers to imply that these customers are actively endorsing or promoting our products.

Financial                  Energy & Utilities                    High Tech/Telecom
 .  American Century        .  INTESA                             .  3Com
 .  Charles Schwab          .  Pacific Gas & Electric             .  Cisco Systems
 .  CIBC                    .  Retail Energy Transaction Exchange .  IBM
 .  Citigroup               Government/Education                  .  Lucent Technologies
 .  Putnam Investments      .  Federal Aviation Administration    .  Nortel
Manufacturing              .  Internal Revenue Service           .  Sprint PCS
 .  Allied Signal           .  University of Buffalo              .  Sterling Software
 .  Raytheon                .  Multnomah County, Oregon           .  Sun Microsystems
Internet                   .  US Department of Defense           .  Sybase
 .  Baker                   Healthcare                            .  Xerox
   Street Technologies
 .  Netcentives             .  Ministry Health Care
 .  FaceTime Communication  Services
 .  Micromuse               .  Gelco Information Systems
                           .  Mitsui

   The following examples illustrate how certain of our customers use the Viador E-Portal Suite to perform business-critical tasks:

   Charles Schwab & Co., Inc. Charles Schwab & Co., Inc. provides online brokerage services, with over one million web-activated accounts and over $70 billion in customer assets in those accounts. Charles Schwab's Mutual Fund OneSource(R) service brings together over 250 well-known mutual fund families to enable its customers to trade over 1,680 mutual funds in one convenient location. When Schwab began its Mutual Fund OneSource(R) service, it had to build new business systems and processes to provide trading and account information to these mutual fund families. Initially, Schwab generated paper reports and sent them to mutual fund companies on a monthly basis. This proved to be inefficient, costly and did not offer the fund families the ability to access up to date information or quickly analyze the data. Recognizing that the web browser was a common tool available to mutual funds, Schwab decided to use the internet as a communications tool. Schwab needed a secure method for allowing authorized users from each of the mutual fund companies it services to access on a daily basis and analyze data about the trading volume of their funds made available to Schwab customers for purchase. By installing the Viador E-Portal Suite, we were able to provide Schwab with a secure extranet designed to provide quick access to data to hundreds of mutual fund families in Schwab's Mutual Fund OneSource(R).

   Sprint PCS. Sprint PCS provides digital personal communication services over a nationwide wireless network, covering more than 280 metropolitan areas and over 1,100 cities. Sprint was rapidly hiring employees, resulting in an increase from a few hundred users of its information systems to thousands of users. Sprint sought an enterprise solution that would enable it to deliver to thousands of users and critical customers financial information from multiple data sources that normally could only be accessed with a disparate collection of client/server tools. Sprint knew that it would be cost prohibitive to use client/server database access tools because of the high cost of installing and maintaining the necessary PC software on thousands of desktops. Sprint determined that the way to scale its information technology infrastructure was to use its existing desktop browsers and its intranet. After 90 days following project initiation, we were able to provide Sprint with a solution that offered hundreds of users web-based access to a wide variety of financial data sources through the users' web browsers and the ability to significantly and easily expand the number of users in the future. In addition to addressing the scalability issue with the web, Viador offered Sprint a secure way to access the data on the internet and personalize user access based on the user's job function.

   Xerox. Xerox offers a wide variety of document-related solutions, products and services that enhance business productivity. Xerox needed an efficient method for searching, analyzing and distributing business information from its many different corporate data sources so that its thousands of employees worldwide could directly access timely, customized information. Xerox required a solution that would support thousands of users around the world, which existing client/server solutions are not capable of efficiently doing. Thus, Xerox conducted a comprehensive evaluation of web data access solutions, after which Xerox selected the Viador E-Portal Suite. Xerox chose our software in order to provide a single solution that can be used across multiple platforms to access any corporate data source including databases, data warehouses, desktop applications and enterprise resource planning software applications. We offered Xerox a comprehensive user functionality along with a 100% web software architecture to permit Xerox to deploy the solution worldwide. The Viador E-Portal Suite is now being used in several areas by Xerox including e-business channel supply tracking, data warehouse access, and reporting for customer service administration, human resources/payroll and global service.

Sales

   We sell our software primarily through our domestic direct sales organization, with sales professionals located in eight regions in the United States including the North Atlantic, Rocky Mountain, Southeast, Eastern, Pacific Northwest, South Central, Western and Great Lakes regions. The field sales force is complemented by direct telesales and telemarketing representatives based at our headquarters in San Mateo, California. As of June 30, 1999, we employed 16 commission-based sales people. Technical sales support is provided by sales engineers located in several of the field offices. We currently intend to add a significant number of sales representatives and sales engineers in other domestic locations. We use distributors in the Netherlands, Germany, United Kingdom, Canada, Hong Kong and Japan and plan to expand our distributor channel to other international markets. For additional information regarding the risks of our move toward a direct sales model, see "Risk Factors--If our plan to sell our Viador E-Portal Suite directly to customers is not successful, we may not be able to grow our revenue and our stock price may suffer" on page 9.

   Since our products affect users throughout the customer's organization, our sales effort involves multiple decision makers and frequently includes the chief financial officer, vice president of finance, controller and vice president of purchasing. While the average sales cycle varies substantially from customer to customer, for initial sales it has generally ranged from three to nine months. Our sales cycle is affected by seasonal fluctuations as a result of our customers' fiscal year budgeting cycles and slow summer purchasing patterns overseas. We typically receive a substantial portion of our orders in the last two weeks of each fiscal quarter because our customers often delay purchases of products to the end of the quarter. Also, we expect our revenue to be higher in the fourth quarter than in other quarters of the year. Implementation of additional components of our software and broader rollout to additional users within the organization generally occur over multiyear periods. For further discussion regarding these risks, see " Risk Factors-- Since our sales cycle is long, unpredictable and subject to seasonal fluctuations, it is difficult to accurately forecast our revenue; if we fail to achieve our forecasted revenue, our operating results will suffer and our stock price may decline" on page 8.

Marketing

   Our marketing efforts are directed at promoting our enterprise information portal product family, building a leadership position by defining the enterprise information portal market space and increasing our market share in that market. Our marketing programs are targeted at both mid- to executive-level information technology professionals as well as line-of-business executives and are focused on creating awareness of, and generating interest in, our software.

   We engage in a variety of marketing activities, including developing and executing joint marketing strategies designed to leverage our existing strategic relationships, managing and maintaining our web site, issuing newsletters and direct mailings, web-marketing campaigns, creating and placing advertisements in various media, conducting aggressive public relations campaigns, and establishing and maintaining close relationships with recognized industry analysts. We are an active participant in technology-related conferences and demonstrate our products at trade shows targeted at information technology audiences. Our marketing campaigns are tightly synchronized with our sales force to ensure appropriate follow up with sales leads.

   We expect to grow our sales and marketing staff significantly. We believe that demand is increasing, and will continue to increase, for web enterprise information access software and services, such as those sold by us. We may not be able to expand our sales and marketing staff, either domestically or internationally, to take advantage of any increase in demand for web enterprise information portals. Our failure to expand our sales and marketing organization or other distribution channels could materially adversely affect our business. For additional discussion of risks we face with respect to our inability to grow our sales and marketing staff, see "Risk Factors--If we do not expand our customer base, we may never become profitable and our stock price will likely decline" on page 6.

Product Development

   Our development staff is responsible for enhancing our existing products and expanding our product line. We believe that a technically skilled, quality oriented and highly productive software development organization will be a key component of the continued success of our new product offerings. We expect that we will increase our product development expenditures substantially in the future.

   Our current product development activities focus on product enhancements to the Viador E-Portal Suite and the integration of external services and partner technology. These development efforts may not be completed within our anticipated schedules, and if completed, they may not have the features necessary to make them successful in the marketplace. Delays or problems in the development or marketing of product enhancements or new products could result in a material adverse effect on our business. For a discussion of risks related to our product development, see "Risk Factors--If we fail to manage technological change or effectively respond to changes in customer needs, demand for our products and services will drop and our business will suffer" and "--If our plan to sell software services over the internet as a substitute for licensing our software fails, it could harm our business" on pages 13 and 10, respectively.

Competition

   The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition comes from independent software vendors of corporate portal software. We also compete with business intelligence software vendors. Business intelligence software is installed on a personal computer and permits the analysis of information in databases. We also face indirect competition from potential customers' internal development efforts.

   Our major competitors in the corporate portal field tend to be early stage private companies. In addition, several major business intelligence software vendors have introduced portal products as a web interface to their business intelligence software. At least one business software company, Peoplesoft, has introduced a portal that works with its software and we expect more will do so. We also expect to face competition from new entrants. Most business software companies have a significantly installed customer base and have the opportunity to offer portal products to those customers as additional components of their software.

   We believe that the principal competitive factors considered in selecting enterprise information portal solutions are comprehensive access to existing IT infrastructure, security, scalability, personalization and filtering capabilities and an installed base of customers. We believe that the ability of our software to access a wide variety of data sources is a major differentiating factor relative to competing portal products. Our competitors which are early-stage private companies focus on providing access to unstructured data in the form of websites and documents. Portals offered by business intelligence software vendors concentrate on integrating and accessing structured data. Portals offered by business software companies generally only provide an interface for their software programs.

   Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. Moreover, a number of our competitors, particularly major business software companies, have well-established relationships with our current and potential customers as well as with independent systems consultants and other vendors and service providers. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

   It is also possible that new competitors, alliances among competitors or other third parties may emerge and rapidly acquire significant market share. We expect that competition in our markets will increase as a result of consolidation and the formation of alliances in the industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business. We may be unable to compete successfully against current or future competitors and the competitive pressures we face may materially adversely affect our business. For a discussion of the competitive risks we face, see "Risk Factors--The markets in which we compete are highly competitive and we may not be able to compete effectively" and "--If our strategic relationships are discontinued, it may be more difficult for us to maintain certain features of our products or reach particular customers or markets" on pages 13 and 12, respectively.

Intellectual Property Rights

   Our success depends upon our proprietary technology. We rely primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information. For example, we license rather than sell our software to customers and require licensees to enter into license agreements that impose certain restrictions on licensees' ability to utilize the software. We have applied for two U.S. patents, but we have no patents or patent applications pending in any foreign countries. There can be no assurance that any of our patents, copyrights or trademarks will not be challenged or invalidated.

   As part of our confidentiality procedures, we enter into non-disclosure agreements with certain of our employees, directors, contractors, consultants, corporate partners, customers and prospective customers. We also enter into license agreements with respect to our technology, documentation and other proprietary information. Those licenses are generally non-transferable and have a perpetual term. Despite our best efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. In particular, we provide our licensees with access to object code versions of our software, and other proprietary information underlying our licensed software. Policing unauthorized use of our products is difficult, particularly because the global nature of the internet makes it difficult to control the ultimate destination or security of software or other data transmitted. While we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, effective protection of proprietary rights may be unavailable or limited in certain countries. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Overall, the protection of our proprietary rights may not be adequate and our competitors may independently develop similar technology.

   We are not aware that our products, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties. Third parties may assert infringement claims against us in the future with respect to current or future products. Further, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. Those prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any claims of that variety, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Those royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which would have a material adverse affect on our business. For additional discussion regarding our intellectual property risk, see "Risk Factors--If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our products or product message, which would undermine the relative appeal of our products to customers and reduce our sales" on page 11.

Employees

   As of June 30, 1999, we had a total of 108 employees, including 49 people in sales and marketing, 32 people in engineering, 16 people in operations and 11 people in finance and administration. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for those personnel is intense, and there can be no assurance that we will be able to identify, attract and retain those personnel in the future. None of our employees is represented by a labor union, and management believes that our employee relations are good.

Facilities

   We currently lease the following facilities: our corporate headquarters in San Mateo, California and sales offices in New York, New York, Arlington, Virginia, League City, Texas, Huntington Beach, California, Palm Coast, Florida and Sylvan Lake, Michigan.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding the executive officers and directors of Viador as of August 31, 1999:

Name                     Age                                Position
----                     ---                                --------
Stan X. Wang............  37 Chief Executive Officer, President, Chairman of the Board of Directors
Jonathan M. Harding.....  46 Senior Vice President, North American Operations
Raja H. Venkatesh.......  38 Vice President, Chief Financial Officer and Secretary
Ben C. Connors..........  41 Vice President, Business Development
Steven C. Dille.........  39 Vice President, Marketing
Paul C. Vilandre........  57 Vice President
Teddy Kiang.............  46 Director
Dawn G. Lepore..........  45 Director
Chong Sup Park..........  51 Director
Virginia M. Turezyn.....  41 Director

   Directors Teddy Kiang and Virginia M. Turezyn serve on the Compensation Committee. Directors Chong Sup Park and Virginia M. Turezyn serve on the Audit Committee.

   Each director will hold office for the term described on page 45 in "-- Classified Board" and until such director's successor is elected and qualified or until such director's earlier resignation or removal. Each officer serves at the discretion of the Board of Directors of Viador.

   Stan X. Wang is a co-founder of Viador. Mr. Wang has served as President, Chief Executive Officer and Chairman of the Board of Directors since Viador was founded in December 1995. Prior to founding Viador, from January 1995 to December 1995, Mr. Wang oversaw the data warehouse division of the RightSizing Group, a software and services company focused on Internet, data warehouse and large database and financial database applications where he designed and implemented numerous large enterprise software projects. From July 1990 to January 1995, Mr. Wang was an architect in Oracle Corporation's information access tools group. Mr. Wang holds a B.S. in Electrical Engineering from Tsing Hua University in China, an M.S. in Mathematics from Oregon State University and an M.S. in Mechanical Engineering from the California Institute of Technology.

   Jonathan M. Harding has served as Senior Vice President of North American Operations since April 1998. Prior to joining Viador, from July 1994 to April 1998, Mr. Harding was Managing Partner at Vision Unlimited, an information technology consulting company. Mr. Harding also served as Vice President of Professional Services at Brock Control Systems from July 1993 to July 1994. Previously, Mr. Harding has held senior executive positions at Computer Task Group and Knowledge Ware. Mr. Harding holds a B.S. in Economics from SUNY-Brockport and attended the Graduate School of Industrial Administration at Carnegie Mellon University.

   Raja H. Venkatesh joined Viador as Vice President, Chief Financial Officer and Secretary in June 1999. Prior to joining Viador, from August 1997 to June 1999, Mr. Venkatesh served as Corporate Treasurer at Maxtor Corporation, a manufacturer of information storage products for desktop computer systems. From April 1996 to August 1997, Mr. Venkatesh served as Director of Corporate Strategy and Development at the Pacific Telesis Group. Previously, Mr. Venkatesh served in various capacities in the Treasurer's office of General Motors Corporation from July 1990 to March 1996. Mr. Venkatesh holds a B.S. in Engineering from the Regional Engineering College in India and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

   Ben C. Connors is a co-founder of Viador. Mr. Connors has served as Vice President of Business Development since November 1998. Mr. Connors served as Chief Operating Officer from July 1997 to November 1998 and as Vice President of Sales and Marketing from January 1996 to July 1997. Prior to joining

Viador, from November 1995 to January 1996, Mr. Connors served as Chief Executive Officer of Quadsoft, Inc., a custom software development and outsourcing company, which he also co-founded. Mr. Connors also served as Vice President of Sales and Marketing for The RightSizing Group from May 1994 to November 1995. Previously, Mr. Connors held sales and marketing management positions with The ASK Group, Oracle Corporation and Hewlett-Packard Company. Mr. Connors holds a B.S. in Mechanical Engineering from Stanford University and a M.B.A. from Harvard Business School.

   Steven C. Dille has served as Vice President of Marketing since December 1997. Prior to joining Viador, from February 1992 to November 1997, Mr. Dille served in the marketing division at Sybase, Inc., a global independent software company, most recently as director of data warehousing. Previously, Mr. Dille has held marketing and technology leadership positions at Hewlett-Packard Company, NCR and as an independent consultant. Mr. Dille holds a B.S. in Computer Science and Mathematics from the University of Pittsburgh and a M.B.A. in Marketing and Finance from The University of Chicago.

   Paul C. Vilandre has served as Vice President since November 1997 and previously served as Chief Financial Officer and Secretary. Prior to joining Viador, from January 1996 to August 1996, Mr. Vilandre served as Vice President of Finance and Chief Financial Officer of Metra Corporation and from September 1993 to August 1995, he served as Vice President of Finance and Chief Financial Officer of Axil Computers, Inc. Mr. Vilandre was a professor in finance at San Jose State University before joining Viador. Previously, Mr. Vilandre held financial management positions at Intel Corporation, Digital Equipment Corporation and IBM Corporation. Mr. Vilandre has served as Area Vice President and National Director for the Financial Executives Institute, an international organization of senior financial officers. Mr. Vilandre holds a B.A. in Accounting from Loyola College and an M.B.A. from Harvard Business School.

   Teddy Kiang has served as a director since April 1997. Mr. Kiang is a Managing Director of Crosslink Technology Partners, an early stage venture capital firm, specializing in funding and developing healthcare, network and information technology ventures. From July 1990 to September 1995, Mr. Kiang was the program director and a business development executive for the Point-of-Care Coagulation product system at Boeringer Mannheim Corporation, a biotechnology firm. From August 1980 to July 1990, Mr. Kiang served as a project manager in the Medical Products Group at Hewlett-Packard Laboratories. Mr. Kiang serves on the Board of Directors of two privately-held companies as the investment representative of Standard Foods Taiwan, Ltd., a publicly traded company in Taiwan. He also serves as a special advisor to the Chairman of AboveNet Communications, Inc. Mr. Kiang holds an M.S. in Chemistry from Columbia University and a Ph.D. in Chemical Physics from Stanford University.

   Dawn G. Lepore has served as a director since July 1999. Ms. Lepore is Executive Vice President and Chief Information Officer and a member of the Management Committee of The Charles Schwab Corporation, where she has served for over fifteen years in various capacities. Prior to her appointment as Chief Information Officer at Schwab in 1993, Ms. Lepore served as Senior Vice President of Information Technology at Schwab, responsible for the development of a wide range of systems to support Schwab's growing product offerings and client base. She also led a strategic initiative for redesigning Schwab's entire technology platform. Prior to joining Schwab in 1983, Ms. Lepore was employed at Informatics, an information consulting firm in San Francisco. Ms. Lepore serves on the Board of Directors of Times Mirror Company, a publisher of several daily news and specialty publications. Ms. Lepore holds a B.A. in Music from Smith College.

   Chong Sup Park has served as a director since March 1999. Mr. Park is President and Chief Executive Officer of Hyundai Electronics America. Prior to joining Hyundai, from February 1995 to August 1996, Mr. Park served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of information storage products for desktop computer systems. From July 1993 to January 1995, Mr. Park served as President and Chief Executive Officer of Axil Computers Inc. Mr. Park serves on the board of directors of several companies, both publicly and privately held, which include Maxtor Corporation, Artecon, Inc., ChipPAC, Inc. and MMC, Inc. Mr. Park holds a B.A. in Business Administration from Yonsei University in Seoul, Korea, a M.B.A. from The University of Chicago and a Ph.D. in Business Administration from Nova Southeastern University.

   Virginia M. Turezyn has served as a director since September 1998. Ms. Turezyn co-founded Information Technology Ventures, a venture capital firm in September 1994 and has served as a General Partner since its founding. From April 1982 to September 1994, she served in a variety of capacities at Morgan Stanley & Company, Inc., including most recently as Vice President in the Venture Capital Group. Ms. Turezyn serves on the Board of Directors of several privately held companies. Ms. Turezyn holds a B.A. in Accounting from Queens College and is a Certified Public Accountant.

Director Compensation

   Directors of Viador receive $1,000 for each board meeting attended if in person and $500 if attended telephonically. Directors also receive $500 for each board committee meeting attended if in person and $250 if attended telephonically. All directors are also reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any Committee thereof. Directors are eligible to receive equity incentives in the form of stock option grants or direct stock issuances under our 1999 Stock Incentive Plan.

Classified Board

   Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our Board of Directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. After these initial terms, directors will be elected for three-year terms. Virginia M. Turezyn has been designated a Class I director whose term expires at the 2000 annual meeting of stockholders. Dawn G. Lepore and Chong Sup Park have been designated Class II directors whose terms expire at the 2001 annual meeting of stockholders. Stan X. Wang and Teddy Kiang have been designated Class III directors whose terms expire at the 2002 annual meeting of stockholders. For additional discussion regarding the effects of our classified board, see "Description of Capital Stock--Certain Anti-takeover, Limited Liability and Indemnification Provisions" beginning on page 58.

Board Committees

   The audit committee of the Board of Directors consists of Chong Sup Park and Virginia M. Turezyn. The audit committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the results and scope of our annual audit and other services provided by our independent auditors.

   The compensation committee of the Board of Directors consists of Teddy Kiang and Virginia M. Turezyn. The compensation committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee of the Board of Directors was at any time since the formation of Viador an officer or employee of Viador. No executive officer of Viador serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our compensation committee of the Board of Directors.

   In August 1998, we issued and sold an aggregate of 1,762,821 shares of Series B preferred stock to Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P. Virginia M. Turezyn, a director of Viador and a member of the compensation committee, is a principal member of ITV Management II LLC, the general partner of Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P.

   In August 1998, we issued and sold an aggregate 494,165 shares of Series B preferred stock to Standard Foods Taiwan, Ltd. Teddy Kiang, a director of Viador and a member of the compensation committee is the investment representative for Standard Foods Taiwan Ltd.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the compensation earned by our Named Executive Officers which include our Chief Executive Officer and our four other executive officers whose salary and bonus for services rendered to Viador for the fiscal year ended December 31, 1998 exceeded $100,000. The options listed in the table were originally granted under either our 1996 Stock Option/Stock Issuance Plan or our Amended and Restated 1997 Stock Option/Stock Issuance Plan. These options will be incorporated into the new 1999 Stock Incentive Plan, but will continue to be governed by their existing terms. For additional information regarding the terms of our options, see "--Executive Compensation and Other Information--Employee Benefit Plans" beginning on page 47. Since December 31, 1998, certain of these executive officers have been succeeded by new persons and we have added additional officers. For a list of our current executive officers and certain members of senior management, see "Management" beginning on page 43.

                           SUMMARY COMPENSATION TABLE

                                                                   Long Term
                                                   1998 Annual    Compensation
                                                   Compensation      Awards
                                                 ---------------- ------------
                                                                   Number of
                                                                   Securities
                                                                   Underlying
Name and Principal Position(s)                    Salary   Bonus    Options
------------------------------                   -------- ------- ------------
Stan X. Wang.................................... $125,000 $20,000   898,783
 President, Chief Executive Officer and
 Chairman of the Board of Directors
Jonathan M. Harding............................. $ 73,920      --    79,167
 Senior Vice President of North American
 Operations
Ben C. Connors.................................. $100,000 $ 5,000        --
 Vice President of Business Development
Steven C. Dille................................. $115,000 $ 7,500    58,334
 Vice President of Marketing
Paul C. Vilandre................................ $120,000 $15,000    96,222
 Vice President of Administration and Secretary

   Jonathan M. Harding joined Viador as Senior Vice President of North American Operations in April 1998. Mr. Harding earned $73,920 in 1998, but his annual base salary for 1998 was $115,000. Mr. Harding is included in the above table because his salary and bonus would have exceeded $100,000 had he served in his position for the full year.

Stock Options and Stock Appreciation Rights

   The following table sets forth information regarding option grants to each of the Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted to the Named Executive Officers during the 1998 fiscal year.

                    Stock Option Grants in Fiscal Year 1998

                                                                              Potential
                                                                          Realizable Value
                                                                             at Assumed
                          Number of  Percentage of                      Annual Rates of Stock
                         Securities  Total Options Exercise              Price Appreciation
                         Underlying   Granted to     Price               for Option Term(1)
                           Options   Employees in  Per Share Expiration ---------------------
          Name           Granted (#)     1998       ($/Sh)      Date        5%         10%
          ----           ----------- ------------- --------- ---------- ---------- ----------
Stan X. Wang............       --          --           --         --           --         --
Ben C. Connors..........       --          --           --         --           --         --
Jonathan Harding........   79,167        11.7%       $0.24    4/19/08   $1,270,547 $2,034,388
Steven C. Dille.........       --          --           --         --           --         --
Paul C. Vilandre........       --          --           --         --           --         --

----------
(1) Based on the assumed initial public offering price of $10.00 per share less the exercise price payable per share.

Aggregated Option/SAR Exercises and Fiscal Year-End Values

   The following table sets forth information with respect to the Named Executive Officers concerning their exercise of stock options during the fiscal year ended December 31, 1998 and the number of shares subject to unexercised stock options held by them as of the close of such fiscal year. No stock appreciation rights were exercised during the fiscal year ended December 31, 1998, and no stock appreciation rights were outstanding at the close of such year.

            Aggregated Option Exercises in 1998 and Year-End Values

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                            Shares                    Options at Year-End         at Year-End(1)
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Stan X. Wang............      --           --        898,783         --      $8,944,688        --
Ben C. Connors..........      --           --             --         --              --        --
Jonathan Harding........      --           --         79,167         --      $  722,670        --
Steven C. Dille.........      --           --         58,334         --      $  569,340        --
Paul C. Vilandre........      --           --         96,222         --      $  939,127        --

----------
(1) Based on the assumed initial public offering price of $10.00 per share less the exercise price payable per share.

Employee Benefit Plans

 1999 Stock Incentive Plan.

   Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to both our 1996 Stock Option/Stock Issuance and 1997 Stock Option/Stock Issuance Plans. The 1999 plan was adopted by the board on July 20, 1999 and has been approved by our stockholders. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1996 and 1997 plans will be transferred to the 1999 plan, and no further option grants will be made under the 1996 or 1997 plans. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

   Share Reserve. 7,000,000 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1996 and 1997 plans plus an additional increase of approximately 2,000,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January of each calendar year, beginning with calendar year 2000, by an amount equal to five percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 3,000,000 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year.

   Programs. Our 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service or as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any director or retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

   Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the time or times when each option is to become exercisable, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and the consideration for stock issuances. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

   Plan Features. Our 1999 plan will include the following features:

  . The exercise price for any options granted the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1996 or 1997 plans, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1996 or 1997 plan have any stock appreciation rights.

   Change in Control. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or replaced with a similar incentive program will immediately become exercisable for all the option shares. In addition, all outstanding repurchase rights with respect to unvested shares under the 1999 plan will automatically terminate, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1996 and 1997 plans will immediately vest in the event we are acquired, unless those options are assumed by the acquiring entity and our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, several options outstanding under the 1996 and 1997 plans contain additional acceleration provisions. Some of those options will vest up to 50% of the unvested shares immediately upon the acquisition, whether or not those options are assumed, and other of those options will immediately vest upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which those options are assumed.

   Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

   Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time on or after the effective date of this offering will receive an option grant to purchase 15,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 15,000-share automatic option grant will vest in a series of six successive semi-annual installments upon the optionee's completion of each six-month period of board service over the thirty-six-month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. The shares subject to each annual 5,000-share automatic grant will be fully-vested when granted.

   If the financial accounting treatment for non-employee director stock options proposed in the March 31, 1999 Exposure Draft of the Financial Accounting Standards Board under APB Opinion No. 25 is adopted, then the following changes shall be made to the foregoing provisions of the Automatic Option Grant Program:

  . The 15,000-share option grant shall not be made to a newly-elected or appointed non-employee Board member until the first Annual Stockholders Meeting held more than twelve months after the date of his or her initial election or appointment to the Board. At that annual meeting, the non-employee Board member shall also receive an option grant for an additional 5,000 shares under the annual grant portion of the Automatic Option Grant Program.

  . One-third of the shares subject to the 15,000-share option grant shall be immediately vested at the time of the option grant, and the remaining shares shall vest in a series of twenty-four successive equal monthly installments upon the Optionee's completion of each month period of Board service over the twenty-four-month period measured from the grant date.

   Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the calendar year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the calendar year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the director or retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

   Additional Program Features. Our 1999 plan will also have the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than June 15, 2009.

 1999 Employee Stock Purchase Plan.

   Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board on July 20, 1999 and has been approved by our stockholders. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 300,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2000, by an amount equal to two percent of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 800,000 shares.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in October 2001. The next offering period will start on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 1,200 shares on any purchase date, and not more than 120,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

   Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of October
     2009.

  . The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

Change of Control Arrangements

   A limited number of employees have stock options that will partially accelerate upon a change of control. Typically, one half of the person's options will vest upon a change of control.

Limitation of Liability and Indemnification

   Our certificate of incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to Viador or our stockholders for monetary damages for conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

   Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by Delaware law. We also expect to enter into indemnification agreements with each of our directors. We believe that the limitation of liability provisions in our certificate of incorporation and indemnification agreements may enhance our ability to attract and retain qualified individuals to serve as directors. For additional discussion of the limitation of liability provisions in our certificate of incorporation, see "Description of Capital Stock" beginning on page 58.

                              CERTAIN TRANSACTIONS

   Since August 31, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (A) compensation agreements and other arrangements, which are described where required in "Management" and (B) the transactions described below. We believe each of the transactions described below was negotiated at arms-length and were on terms as favorable as those obtainable from disinterested third parties.

Preferred Stock Financings

   Since May 23, 1997, we have issued 2,495,994 shares of our Series C Preferred Stock at a price of $5.8416 per share, 2,763,632 shares of our Series B Preferred Stock at a price of $3.12 per share and 1,543,235 shares of our Series A Preferred Stock at a weighted average price of $2.2777 per share in a series of private financings. We issued these securities pursuant to preferred stock purchase agreements and an investors' rights agreement on substantially similar terms except for terms relating to date and price, under which we made standard representations, warranties, and covenants, and which provided the purchasers thereunder with registration rights, information rights, and rights of first refusal, among other provisions standard in venture capital financings. The purchasers of our preferred stock included, among others, the following holders of 5% or more of our common stock, directors, and entities associated with directors:

                                 Shares of Preferred
                                   Stock Purchased      Total Shares
                               ------------------------    on an     Effective
                               Series           Series  As-Converted Price Per
Name                             A    Series B     C       Basis       Share
----                           ------ --------- ------- ------------ ---------
Stan X. Wang..................  4,891        --      --      4,891    $2.0448
Ruby McGrath..................  7,336        --      --      7,336     2.0448
Y. P. Cheng................... 48,905        --      --     48,905     2.0448
Teddy Kiang & Sylvia Te-Yi
 Kiang........................ 24,453        -- 102,712    127,165     5.1115
Crosslink Semiconductor, Inc.
 (Taiwan)(1).................. 94,523        --      --     94,523     2.0448
Information Technology
 Ventures II, L.P.(2)(3)......     -- 1,762,821 427,965  2,190,786     3.6516
Standard Foods Taiwan,
 Ltd.(4)......................     --   494,165      --    494,165     3.12

----------
(1) Teddy Kiang, a director of Viador, is the investment representative of Crosslink Semiconductor, Inc. (Taiwan).

(2) Virginia Turezyn, a director of Viador, is a principal member of ITV Management II, LLC, the general partner of Information Technology Ventures II, L.P.

(3) Includes shares held by ITV Affiliates Fund II, L.P., an entity affiliated with Information Technology Ventures II, L.P.

(4) Teddy Kiang, a director of Viador, is the investment representative for Standard Foods Taiwan, Ltd.

Amended and Restated Investors' Rights Agreement

   Under the terms of an investors' rights agreement dated May 21, 1999, among Viador and the holders of our preferred stock, the investors acquired certain registration rights with respect to their capital stock of Viador. At any time after three-months following our initial public offering, holders of 40% or more of the outstanding preferred stock may require us to effect registration under the Securities Act covering at least 40% of the outstanding Registrable Securities, as defined in the investors' rights agreement, subject to the board of directors' right to defer such registration for a period up to 60 days. However, Viador is obligated to effect only two of those registrations. In addition, if we propose to issue equity securities under the Securities Act for our own account in an underwritten public offering, then any of the investors has a right, subject to quantity limitations determined by the underwriters, to request that Viador register that investor's Registrable Securities. All registration expenses incurred in connection with the first two demand registrations described above and all piggyback registrations will be borne by Viador. The participating investors will pay for underwriting discounts and commissions incurred in connection with those registrations. We have agreed to indemnify the investors against certain liabilities in connection with any registration effected pursuant to this investors' rights agreement, including Securities Act liabilities.

Amended and Restated Right of First Refusal and Co-Sale Agreement

   Under the terms of a right of first refusal and co-sale agreement dated May 21, 1999 among Viador and some of its investors, those investors acquired first refusal and co-sale rights with respect to their shares of preferred stock. Subject to customary exceptions, in the event that any of our management members, as defined in the right of first refusal and co-sale agreement, or major shareholders, as defined in the right of first refusal and co-sale agreement, proposes to sell shares of common stock, an investor may elect to participate pro-rata in that sale or purchase the shares being sold on the same terms and conditions as the seller. These rights will terminate upon completion of this offering.

Amended and Restated Voting Agreement

   Under a voting agreement dated May 21, 1999 among Viador, the common shareholders, as defined in the voting agreement, and the holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock, one of our directors is elected by the holders of the common stock and the holders of our Series A preferred stock and another of our directors is elected by the holders of our Series B preferred stock. This agreement shall terminate upon the completion of this offering.

Certain Business Relationships

   Dawn G. Lepore, a director of Viador, also serves as Executive Vice President and Chief Information Officer and a member of the Management Committee of the Charles Schwab Corporation. Sales to Schwab accounted for more than 5% of Viador's gross revenues during fiscal year 1998.

Indemnification Agreements

   We expect to enter into indemnification agreements with each of our directors and officers containing provisions that may require us to indemnify our directors and officers against liabilities that may arise as by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them. For additional information regarding these agreements, see "Management--Executive Compensation and Other Information--Limitation of Liability and Indemnification" on page 52.

Mitsui Agreement

   We have entered into an agreement with Mitsui & Co., Ltd. under which Mitsui acts as our exclusive distributor in Japan. The agreement has a term of three years from the date of commercial release of the first Japanese version of our software, which occurred in the summer of 1998. The agreement specifies that Mitsui will contribute technical resources to adapt the product for the Japanese market. Under the agreement, Mitsui pays us royalties equal to 40% of our list price for the software it sells in Japan, and it prepaid $200,000 of royalties to us in connection with the execution of the agreement. The agreement requires that Mitsui dedicate two trained salespeople to sell our software in Japan and that Mitsui provide all direct support for customers. The terms of the agreement are no less favorable to us than similar contracts that we have entered into with third parties that are not affiliated with us.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of August 31, 1999 (except as indicated in the footnotes below) with respect to the beneficial ownership of our common stock by:

  . each person known by us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock,

  . the directors and Named Executive Officers of Viador who hold securities of Viador, and

  .  all executive officers and directors as a group.

   Unless otherwise indicated, the address for each shareholder is c/o Viador Inc., 167 Second Avenue, San Mateo, CA 94401. Except as indicated by footnote, we understand that the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

   Shares of common stock subject to options, which are currently exercisable or exercisable within 60 days of August 31, 1999, are deemed outstanding for computing the percentages of the person holding such options but are not deemed outstanding for computing the percentages of any other person. The number of shares reflects the number of shares of common stock in the aggregate assuming the conversion of the preferred stock. The percentage of common stock outstanding as of August 31, 1999 is based on 11,855,957 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock and the exercise of warrants to purchase 84,842 shares of our capital stock prior to the consummation of this offering. For additional information about the ownership and terms of our stock, see "Description of Capital Stock--Preferred Stock" on page 58. "Beneficial Ownership of Shares Before the Offering" reflects the beneficial ownership of the common stock, assuming the conversion of the preferred stock. "Beneficial Ownership of Shares After the Offering" reflects the beneficial ownership of common stock, assuming the conversion of the preferred stock and after giving effect to the Offering.

                                              Beneficial        Beneficial
                                             Ownership of      Ownership of
                                           Shares Before the Shares After the
                                               Offering          Offering
                                           ----------------- -----------------
         Name of Beneficial Owner           Number   Percent  Number   Percent
         ------------------------          --------- ------- --------- -------
Entities affiliated with Information
 Technology Ventures(1)................... 2,190,786  18.5%  2,190,786  13.8%
Entities affiliated with Mitsui & Co.,
 Ltd.(2)..................................   606,209   5.1%    606,209   3.8%
Jia-Bao Chu(3)............................ 1,326,838  10.7%  1,326,838   8.1%
Kin Lui(4)................................ 1,088,928   8.9%  1,088,928   6.7%
Stan X. Wang(5)........................... 2,120,318  16.6%  2,120,318  12.7%
Jonathan M. Harding(6)....................   162,501   1.4%    162,501   1.0%
Raja H. Venkatesh(7)......................   100,000     *     100,000     *
Ben C. Connors(8).........................   530,735   4.3%    530,735   3.2%
Steven C. Dille(9)........................   125,000   1.0%    125,000     *
Paul C. Vilandre(10)......................    96,222     *      96,222     *
Teddy Kiang(11)...........................   160,499   1.3%    160,499   1.0%
Dawn G. Lepore(12)........................    16,667     *      16,667     *
Chong Sup Park(13)........................    20,834     *      20,834     *
Virginia Turezyn(14)......................    --        --      --        --
All directors and executive officers as a
 group (ten persons)(15).................. 3,332,776  25.1%  3,332,776  19.3%

----------
  * Less than 1%.

 (1) Stock consists of 1,698,160 shares of Series B Preferred Stock and 412,267 shares of Series C Preferred Stock held by Information Technology Ventures II, L.P. and 64,661 shares of Series B Preferred Stock and 15,698 shares of Series C Preferred Stock held by ITV Affiliates Fund II, L.P. Ms. Turezyn, a director of Viador, is a principal member of ITV Management II, LLC, the general partner of Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P. The general partners of Information Technology Ventures, Mark Dubovoy, Sam H. Lee and Virginia M. Turezyn, have voting and dispositive powers with respect to shares held by Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P. The address for Information Technology Ventures is 100 Hamilton Avenue, Suite 400, Palo Alto, California 94301.

 (2) Stock consists of 121,242 shares of Series A Preferred Stock held by Mitsui & Co. (USA), Inc., 323,311 shares of Series A Preferred Stock held by Mitsui & Co., Ltd., 80,828 shares of Series A Preferred Stock held by Mitsui Comtek Corporation and 80,828 shares of Series A Preferred Stock held by MVC Global Japan Fund I. The address for Mitsui & Co. (USA), Inc. is 200 Park Avenue, New York, NY 10166. Kenichi Yamamoto, the General Manager of the Information Technology Marketing Division of Mitsui & Co. Ltd., has voting and dispositive powers with respect to that entity's shares. Yasushi Okazaki, the General Manager of the Electronics and Information Division of Mitsui & Co., Inc., has voting and dispositive powers with respect to that entity's shares. Hitoshi Suga, the President and Chief Executive Officer of MVC Global Corporation, has voting and dispositive powers with respect to shares held by MVC Global Japan Fund
     I. Masaaki Miura, the President of Mitsui Comtek Corporation, has voting and dispositive powers with respect to shares held by that entity.

 (3) Stock consists of 800,094 shares of common stock held directly by Mr. Chu, of which 32,548 shares are subject to repurchase by Viador, and 526,744 shares of common stock subject to options exercisable within 60 days of August 31, 1999.

 (4) Stock consists of 702,680 shares of common stock held directly by Mr. Lui, of which 30,813 shares are subject to repurchase by Viador, and 386,248 shares of common stock subject to options exercisable within 60 days of August 31, 1999.

 (5) Stock consists of 1,216,644 shares of common stock held directly by Mr. Wang, of which 43,405 shares are subject to repurchase by Viador, 4,891 shares of Series A Preferred Stock held directly by Mr. Wang and 898,783 shares of common stock subject to options exercisable within 60 days of August 31, 1999.

 (6) Stock consists of 158,334 shares of common stock subject to options exercisable within 60 days of August 31, 1999 held by Mr. Harding and 4,167 shares of common stock subject to options exercisable within 60 days held by his wife.

 (7) Stock consists of 100,000 shares of common stock subject to options exercisable within 60 days of August 31 , 1999.

 (8) Stock consists of 530,735 shares of common stock held directly by Mr. Connors of which 32,176 shares are subject to repurchase by Viador.

 (9) Stock consists of 125,000 shares of common stock subject to options exercisable within 60 days of August 31, 1999.

(10) Stock consists of 96,222 shares of common stock subject to options exercisable within 60 days of
    August 31, 1999, of which 4,972 shares were exercised by Mr. Vilandre on February 5, 1999 and 2,084 shares were exercised by Mr Vilandre on June 11, 1999. Of these shares, 4,972 shares are held directly by Mr. Vilandre and 2,084 shares are held by his wife and children.

(11) Stock consists of 24,453 shares of Series A Preferred Stock and 102,712 shares of Series C Preferred Stock held directly by Mr. Kiang and his wife and 33,334 shares of common stock subject to options exercisable within 60 days of August 31, 1999. Excludes 494,165 shares of Series B Preferred Stock, as converted, and warrants to purchase 46,875 shares of common stock at an exercise price of $0.72 per share held by Standard Foods Taiwan, Ltd; 94,523 shares of Series A Preferred Stock, held by Crosslink Semiconductor, Inc. (Taiwan); 50,000 shares of Series A Preferred Stock held by Eric S. Chen; 50,000 shares of Series A Preferred Stock held by Ju-Liang Chen; 50,000 shares of Series A Preferred Stock held by Paula Chen; 24,453 shares of Series A Preferred Stock and 102,712 shares of Series C Preferred Stock held by the Chen Living Trust dated 7/22/96; 24,453 shares of Series A Preferred Stock and 102,712 shares of Series C Preferred Stock held by the Cheng Living Trust dated 8/8/95; 24,453 shares of Series A Preferred Stock and 102,712 shares of Series C Preferred Stock held by Ter-Fung Tsao and 24,453 shares of Series A Preferred Stock and 102,712 shares of Series C Preferred Stock held by Wendy Te-Hua Wang, for all of whom Crosslink Technology Partners LLC holds a power of attorney. Mr. Kiang, a director of Viador, is a Managing Director of Crosslink Technology Partners LLC and the investment representative for Standard Foods Taiwan, Ltd. and Crosslink Semiconductor, Inc. (Taiwan). Mr. Kiang disclaims beneficial ownership of the shares of preferred and/or common stock held by Crosslink Semiconductor, Inc. (Taiwan), Standard Foods Taiwan, Ltd., Eric S. Chen, Ju-Liang Chen, Paula Chen, Chen Living Trust dated 7/22/96, Cheng Living Trust dated 8/8/95, Ter Fung Tsao and Wendy Te-Hua Wang, except to the extent of his pecuniary interest therein.

(12) Stock consists of 16,667 shares of common stock subject to options exercisable within 60 days of August 31, 1999.

(13) Stock consists of 20,834 shares of common stock subject to options exercisable within 60 days of
    August 31, 1999.

(14) Excludes an aggregate of 2,190,786 shares of Series B and Series C preferred stock, as converted, held by Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P. Ms. Turezyn, a director of Viador, is a principal member of ITV Management II, LLC, the general partner of Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P. Ms. Turezyn disclaims beneficial ownership of the shares held by Information Technology Ventures II, L.P. and ITV Affiliates Fund II, L.P.

(15) See footnotes 5 through 13 above. Includes options exercisable for 1,446,285 shares of common stock within 60 days of August 31, 1999 under the 1997 Stock Option/Stock Issuance Plan.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, the authorized capital stock of Viador will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

   As of August 31, 1999, assuming the conversion of all outstanding preferred stock into common stock and the exercise of warrants to purchase 84,842 shares of our capital stock, prior to the consummation of this offering, 11,855,957 shares of our common stock were outstanding and held of record by 129 stockholders. After this offering, 15,855,957 shares will be outstanding. Concurrently with the completion of this offering, each outstanding share of our preferred stock will be exchanged for and converted into one share of our common stock. The following description of rights assumes this conversion.

   Holders of common stock are entitled to receive dividends as may from time to time be declared by our Board of Directors out of funds legally available therefor. For a description of our dividend policy, see "Dividend Policy" on page 17. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Viador, holders of common stock are entitled to share equally and ratably in the assets of Viador, if any, remaining after the payment of all our liabilities and the liquidation preference of any then outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

   Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of common stock.

   The potential issuance of preferred stock may have the effect of delaying or preventing a change in control of Viador, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock. Immediately after this offering there will be no shares of preferred stock outstanding, and we have no current plans to issue shares of preferred stock.

Certain Anti-takeover, Limited Liability and Indemnification Provisions

   Effect of Delaware Anti-takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, as amended, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned

    .  by persons who are directors and also officers and

    . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines business combinations to include:

  . any merger or consolidation involving the corporation or any majority-owned subsidiary of the corporation and any other person or entity;

  . subject to certain exceptions, any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any majority-owned subsidiary of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any majority-owned subsidiary of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

   Certificate of Incorporation and Bylaw Provisions. Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of Viador or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

   Classified Board of Directors. Our certificate of incorporation and bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors. For additional discussion regarding our classified board, see "Management--Classified Board" on page 45.

   Supermajority Voting. Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to the certificate of incorporation. Our bylaws may be amended by either a majority of the Board of Directors or the holders of at least 66 2/3% of our combined voting power.

   Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. No preferred stock will be designated upon consummation of this offering. After this offering, we will have outstanding 15,855,957 shares of common stock. The authorized but unissued--and in the case of preferred stock, undesignated--stock may be issued by the Board of Directors in one or more transactions. In this regard, our certificate of incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Viador. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

   Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders of Viador may be called only by the Board of Directors.

   No Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of Viador may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent.

   Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders of Viador, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Viador prior to the meeting. Generally, to be timely, notice must be received by our Secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws.

   Other Anti-takeover Provisions. See "Management--Executive Compensation and Other Information--Employee Benefit Plans" beginning on page 47 for a discussion of certain provisions of the 1999 Stock Incentive Plan which may have the effect of discouraging, delaying or preventing a change in control of Viador or unsolicited acquisition proposals.

   Limitation of Director Liability. Our certificate of incorporation limits the liability of our directors, in their capacity as directors but not in their capacity as officers, to Viador or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Viador will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Viador or our stockholders;

  . for acts or omissions which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . for any transaction from which the director derived an improper personal benefit.

   Indemnification Arrangements. Our certificate of incorporation provides that the directors and officers of Viador shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We expect to enter into indemnification agreements with each of our directors and executives officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Boston Equiserve.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the prospect of such sales, could adversely affect prevailing market prices.

   Upon completion of this offering, based on the number of shares outstanding as of August 31, 1999, 15,855,957 shares of common stock will be outstanding. Of these shares, all of the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of Viador, as that term is defined in Rule 144. The remaining 11,855,957 shares outstanding after completion of this offering are "restricted securities" as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Rule 144.

   Holders of approximately 98% of our outstanding common stock as of the date hereof have agreed that, subject to certain exceptions and consents, during the period beginning from the date of this prospectus, and continuing to and including the date 180 days after the date of this prospectus, they will not offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them. Upon expiration of these agreements, 5,795,302 shares will be eligible for immediate resale in the public market subject to the volume and other limitations of Rule 144. An additional 4,988,694 shares will be eligible for immediate resale in the public market pursuant to Rule 144 subject to the volume and manner of sale limitations in Rule 144 on the date which is one year after the date of this prospectus.

   In general under Rule 144, a person, including an "affiliate" of Viador, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately shares immediately following this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about Viador. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three-months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

   As of August 31, 1999, options to purchase 3,426,976 shares of common stock were outstanding under the Amended and Restated 1997 Stock Option/Stock Issuance Plan. We intend to file as soon as practicable following completion of this offering a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the 1999 Stock Incentive Plan. Based on the number of options expected to be outstanding upon completion of this offering and shares reserved for issuance under the 1999 Stock Incentive Plan, the registration statement would cover 7,000,000 shares. For additional information about our stock options see "Management--Executive Compensation and Other Information--Employee Benefit Plans" beginning on page
47. The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the agreements with the underwriters referred to above, shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the 1999 Stock Incentive Plan, to the extent that such shares were held by affiliates, will be available for immediate resale in the open market.

                                  UNDERWRITING

   The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have severally agreed with Viador, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part), to purchase from Viador the aggregate number of shares of common stock set forth opposite their respective names below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   Bear, Stearns & Co. Inc. ...................................
   CIBC World Markets Corp. ...................................
   U.S. Bancorp Piper Jaffray Inc. ............................
                                                                   ---------
     Total.....................................................    4,000,000
                                                                   =========

   The nature of the respective obligations of the underwriters is such that all of the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   We have been advised that the underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain selected dealers at
such price less a concession not to exceed $      per share, that the
underwriters may allow, and such selected dealers may reallow, a concession to
certain other dealers not to exceed $     per share and that after the
commencement of this offering, the public offering price and the concessions may be changed.

   We have granted to the underwriters an option to purchase in the aggregate up to 600,000 additional shares of common stock to be sold in this offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the underwriters' discounts and expenses to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                             Per share             Total
                                        ------------------- -------------------
                                         Without    With     Without    With
                                          Over-     Over-     Over-     Over-
                                        Allotment Allotment Allotment Allotment
                                        --------- --------- --------- ---------
Underwriting discounts and commissions
 payable by us........................    $         $         $         $
Expenses payable by us................    $         $         $         $

   The underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock offered hereby for sale to certain directors, officers, other employees, business affiliates and related persons of Viador who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   Our executive officers, directors and our current stockholders, holding approximately 98% of our common stock, have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, issue, offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., we will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose (or announce any offer, sale, contract to sell, grant of an option to purchase, pledge or other disposition) of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock. Notwithstanding this restriction, we may issue shares of common stock or options to purchase common stock under our 1999 Stock Incentive Plan, shares of common stock upon exercise of warrants to purchase common stock that were issued and outstanding on the date of this prospectus or a limited number of shares of common stock in connection with acquisitions of businesses, technologies or products complementary to ours, so long as the recipients of these shares agree to be bound by the lock-up agreement executed by our directors and officers for the remainder of the 180-day lock-up period.

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among Viador and the representatives of the underwriters. Among the factors considered in making such determination were our financial and operating history and condition, market valuations of other companies engaged in activities similar to ours, our prospects and prospects for the industry in which we do business in general, our management, prevailing equity market conditions and the demand for securities considered comparable to those of Viador.

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by Viador. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered in this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Brobeck, Phleger & Harrison LLP and certain attorneys currently affiliated with Brobeck, Phleger & Harrison LLP currently hold an aggregate of 36,018 shares of our capital stock and a warrant to purchase an additional 12,500 shares of our capital stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

   The Financial Statements and Schedule of Viador as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   Viador has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus is materially complete, but omits certain information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Viador and the common stock offered in this offering, reference is made to such Registration Statement, exhibits and schedules. For statements contained in this prospectus which refer to the contents of any contract or other document reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. After consummation of this offering we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file annual and quarterly reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits and schedules filed therewith, as well as such reports and other information filed by us may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Internet Web site at http://www.sec.gov.

                                  VIADOR INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2

Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (unaudited).............................................................  F-3

Statements of Operations for the years ended December 31, 1996, 1997, and 1998, and for the six months ended June 30, 1998 and 1999 (unaudited)... F-4

Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1996, 1997 and 1998, and for the six months ended June 30, 1999
 (unaudited).............................................................  F-5

Statements of Cash Flows for the years ended December 31, 1996, 1997, and
 1998, and for the six months ended June 30, 1998 and 1999 (unaudited)...  F-6

Notes to Financial Statements............................................  F-7

                       INDEPENDENT AUDITORS' REPORT


The Board of Directors
Viador Inc.:

   We have audited the accompanying balance sheets of Viador Inc. (the Company), as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viador Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Mountain View, California

June 11, 1999, except as to note 8,
 which is as of October 25, 1999

                                  VIADOR INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                           December 31,       June 30, 1999
                                          ----------------  -------------------
                                           1997     1998     Actual   Pro Forma
                                          -------  -------  --------  ---------
                                                               (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.............. $ 1,029  $ 4,181  $ 14,259  $ 14,338
  Accounts receivable, net of allowance
   of $50,000, $53,000 and $90,000 in
   fiscal 1997, 1998 and June 30, 1999...   1,473    2,404     3,085     3,805
  Other current assets...................       9       --       410       410
                                          -------  -------  --------  --------
    Total current assets.................   2,511    6,585    17,754    17,833
Property and equipment, net..............     341      577       917       917
Other assets.............................      66       23       198       198
                                          -------  -------  --------  --------
                                          $ 2,918  $ 7,185  $ 18,869  $ 18,948
                                          =======  =======  ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................... $   222  $   542  $    686  $    686
  Accrued liabilities....................     525      565     1,779     1,779
  Deferred revenue.......................   2,081    2,707     3,120     3,120
                                          -------  -------  --------  --------
    Total liabilities....................   2,828    3,814     5,585     5,585
                                          -------  -------  --------  --------
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001 par
   value; actual--4,166,667, 5,208,333,
   and 10,416,666 shares authorized as of
   December 31, 1997 and 1998, and June
   30, 1999, respectively; 1,543,235,
   4,306,866, and 6,802,860 shares issued
   and outstanding as of December 31,
   1997 and 1998, and June 30, 1999,
   respectively; aggregate liquidation
   preference of $3,819, $12,441, and
   $27,022 as of December 31, 1997 and
   1998, and June 30, 1999, respectively;
   pro forma--10,000,000 shares
   authorized; no shares issued and
   outstanding...........................       2        4         7        --
  Common stock, $0.001 par value;
   actual--16,666,667, 16,666,667, and
   20,833,333 shares authorized as of
   December 31, 1997 and 1998, and June
   30,1999 respectively; 4,612,512,
   4,664,589, and 4,915,433 shares issued
   and outstanding as of December 31,
   1997 and 1998 and June 30, 1999,
   respectively; pro forma--100,000,000
   shares authorized; 11,803,134 shares
   issued and outstanding................       5        5         5        12
  Additional paid-in capital.............   3,687   14,221    30,273    30,352
  Deferred stock-based compensation......      --   (1,148)   (2,029)   (2,029)
  Treasury stock.........................      --      (34)      (34)      (34)
  Notes receivable from stockholders.....    (138)      --        --        --
  Accumulated deficit....................  (3,466)  (9,677)  (14,938)  (14,938)
                                          -------  -------  --------  --------
    Total stockholders' equity...........      90    3,371    13,284    13,363
                                          -------  -------  --------  --------
                                          $ 2,918  $ 7,185  $ 18,869  $ 18,948
                                          =======  =======  ========  ========

                See accompanying notes to financial statements.

                                  VIADOR INC.

                            STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                           Six Months Ended
                              Years Ended December 31,         June 30,
                              ---------------------------  ------------------
                               1996      1997      1998      1998      1999
                              -------- --------  --------  --------  --------
                                                              (unaudited)
Revenue:
  License.................... $    56  $    839  $  2,283  $  1,142  $  2,131
  Service....................     941       743     1,542       612     1,159
                              -------  --------  --------  --------  --------
    Total revenue............     997     1,582     3,825     1,754     3,290
Cost of revenue..............     314       903     1,387       640       874
                              -------  --------  --------  --------  --------
    Gross profit.............     683       679     2,438     1,114     2,416
                              -------  --------  --------  --------  --------
Operating expenses:
  Research and development...     364     1,351     2,481     1,107     1,871
  Sales and marketing........     125     1,802     4,295     1,806     4,397
  General and
   administrative............     358       936     1,365       374       996
  Amortization of stock-based
   compensation..............      --        --       445        94       529
                              -------  --------  --------  --------  --------
    Total operating
     expenses................     847     4,089     8,586     3,381     7,793
                              -------  --------  --------  --------  --------
    Operating loss...........    (164)   (3,410)   (6,148)   (2,267)   (5,377)
Interest income..............      10        68       134        32       116
Interest expense.............      --        (6)     (197)      (34)       --
                              -------  --------  --------  --------  --------
    Net loss.................  $ (154)  $(3,348)  $(6,211)  $(2,269)  $(5,261)
                              =======  ========  ========  ========  ========
Basic and diluted net loss
 per share...................  $(0.08) $  (1.34) $  (1.82) $  (0.71) $  (1.28)
                              =======  ========  ========  ========  ========
Shares used in computing
 basic and diluted net loss
 per share...................   1,993     2,495     3,416     3,177     4,126
                              =======  ========  ========  ========  ========



                See accompanying notes to financial statements.

                                  VIADOR INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)

                    Convertible                                                          Notes                     Total
                  preferred stock    Common stock    Additional   Deferred             receivable              stockholders'
                  ---------------- -----------------  paid-in   stock-based  Treasury     from     Accumulated    equity
                   Shares   Amount  Shares    Amount  capital   compensation  stock   stockholders   deficit     (deficit)
                  --------- ------ ---------  ------ ---------- ------------ -------- ------------ ----------- -------------
Balances as of
 December 31,
 1995............        --  $--   1,843,752   $ 2    $    48     $     --    $  --      $  --      $      36    $     86
 Issuance of
  common stock to
  founders for
  cash...........        --   --     187,504    --          5           --       --         --             --           5
 Issuance of
  common stock to
  founders for
  notes..........        --   --   2,560,422     3        120           --       --       (123)            --          --
 Interest on
  notes
  receivable from
  stockholders...                                                                           (4)                        (4)
 Net loss........        --   --          --    --         --           --       --         --           (154)       (154)
                  ---------  ---   ---------   ---    -------     --------    -----      -----      ---------    --------
Balances as of
 December 31,
 1996............        --   --   4,591,678     5        173           --       --       (127)          (118)        (67)
 Stock options
  exercised......        --   --      20,834    --          1           --       --         --             --           1
 Issuance of
  Series A
  convertible
  preferred
  stock.......... 1,543,235    2          --    --      3,513           --       --         --             --       3,515
 Interest on
  notes
  receivable from
  stockholders...        --   --          --    --         --           --       --        (11)            --         (11)
 Net loss........        --   --          --    --         --           --       --         --         (3,348)     (3,348)
                  ---------  ---   ---------   ---    -------     --------    -----      -----      ---------    --------
Balances as of
 December 31,
 1997............ 1,543,235    2   4,612,512     5      3,687           --       --       (138)        (3,466)         90
 Stock options
  exercised......        --   --      78,996    --          8           --       --         --             --           8
 Repurchase of
  stock in
  settlement of
  notes
  receivable from
  founders.......        --   --     (26,919)              (1)          --      (34)        35             --          --
 Cancellation of
  stockholders
  notes..........        --   --          --    --         --           --       --        103             --         103
 Issuance of
  Series B
  convertible
  preferred stock
  net of $92
  issuance
  costs.......... 2,763,631    2          --    --      8,528           --       --         --             --       8,530
 Deferred stock-
  based
  compensation
  related to
  stock option
  grants.........        --   --          --    --      1,593       (1,593)      --         --             --          --
 Amortization of
  stock-based
  compensation...        --   --          --    --         --          445       --         --             --         445
 Warrants for
  services
  performed......        --   --          --    --         88           --       --         --             --          88
 Options issued
  to
  nonemployees...        --   --          --    --        188           --       --         --             --         188
 Warrants issued
  in connection
  with bridge
  loan...........        --   --          --    --        130           --       --         --             --         130
 Net loss........        --   --          --    --         --           --       --         --         (6,211)     (6,211)
                  ---------  ---   ---------   ---    -------     --------    -----      -----      ---------    --------
Balances as of
 December 31,
 1998............ 4,306,866    4   4,664,589     5     14,221       (1,148)     (34)        --         (9,677)      3,371
 Stock options
  exercised
  (unaudited)....        --   --     250,844    --         30           --       --         --             --          30
 Issuance of
  Series C
  convertible
  preferred stock
  net of $38
  issuance costs
  (unaudited).... 2,495,994    3          --    --     14,540           --       --         --             --      14,543
 Warrants for
  services
  performed
  (unaudited)....        --               --    --         37           --       --         --             --          37
 Options issued
  to nonemployees
  (unaudited)....        --   --          --    --         35           --       --         --             --          35
 Deferred stock-
  based
  compensation
  related to
  stock option
  grants
  (unaudited)....        --   --          --    --      1,410       (1,410)      --         --             --          --
 Amortization of
  stock-based
  compensation
  (unaudited)....        --   --          --    --         --          529       --         --             --         529
 Net loss
  (unaudited)....                                          --           --       --         --         (5,261)     (5,261)
                  ---------  ---   ---------   ---    -------     --------    -----      -----      ---------    --------
Balances as of
 June 30, 1999
 (unaudited)..... 6,802,860  $ 7   4,915,433   $ 5    $30,273     $ (2,029)   $ (34)     $  --      $ (14,938)   $ 13,284
                  =========  ===   =========   ===    =======     ========    =====      =====      =========    ========

                See accompanying notes to financial statements.

                                  VIADOR INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Six Months ended
                                 Years Ended December 31,        June 30,
                                 --------------------------  ------------------
                                  1996     1997      1998      1998      1999
                                 ----------------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating ac-
 tivities:
 Net loss......................  $ (154)  $(3,348)  $(6,211)  $(2,269)  $(5,261)
 Adjustments to reconcile net
  loss to net cash provided by
  (used in) operating
  activities:
   Cancellation of stockholder
    notes......................      --        --       103        --        --
   Issuance of options for
    services performed.........      --        --       188        --        35
   Interest on bridge loan.....      --        --        63        --        --
   Interest on note receivable
    from stockholders..........       3        11        --        --        --
   Warrants issued for services
    performed..................      --        --        88        --        37
   Amortization of discount on
    bridge loan................      --        --       130        --        --
   Amortization of deferred
    stock-based compensation...      --        --       445        93       529
   Software sold in exchange
    for property and
    equipment..................      --       (22)       --        --        --
   Depreciation and
    amortization...............      18        89       248        84       248
   Changes in operating assets
    and liabilities:
    Accounts receivable........      --    (1,342)     (931)      158      (681)
    Other assets...............     (69)       (4)       52        19      (585)
    Accounts payable and
     accrued liabilities.......     440       261       360        75     1,358
    Deferred revenue...........      11     2,020       626      (264)      413
                                 ------  --------  --------  --------  --------
    Net cash provided by (used
     in) operating activities..     249    (2,335)   (4,839)   (2,104)   (3,907)
                                 ------  --------  --------  --------  --------
Cash flows used in investing
 activities--acquisition of
 property and equipment........    (106)     (342)     (484)     (218)     (588)
                                 ------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock.................       5         1         8         3        30
 Proceeds from issuance of
  preferred stock, net.........      --     3,515     6,467        --    14,543
 Loan from stockholder.........     100        --        --        --        --
 Proceeds from bridge loan.....      --        --     1,870     1,870        --
 Proceeds from issuance of
  warrants.....................      --        --       130       130        --
 Borrowing under line of
  credit.......................      --       100       500       500        --
 Repayment under line of
  credit.......................      --      (100)     (500)     (300)       --
 Repayment of loan from
  stockholder..................      --      (100)       --        --        --
                                 ------  --------  --------  --------  --------
    Net cash provided by
     financing activities......     105     3,416     8,475     2,203    14,573
                                 ------  --------  --------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........     248       739     3,152      (119)   10,078
Cash and cash equivalents,
 beginning of period...........      42       290     1,029     1,029     4,181
                                 ------  --------  --------  --------  --------
Cash and cash equivalents, end
 of period.....................  $  290  $  1,029  $  4,181  $    910   $14,259
                                 ======  ========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid during period for
  interest.....................  $   --  $      6  $     22  $      9  $     --
                                 ======  ========  ========  ========  ========
 Noncash financing activities:
  Common stock issued to
   founders for note
   receivable..................  $  123  $     --  $     --  $     --  $     --
                                 ======  ========  ========  ========  ========
  Repurchase of common stock in
   settlement of notes
   receivable from
   stockholders................  $   --  $     --  $     35  $     --  $     --
                                 ======  ========  ========  ========  ========
  Preferred stock issued upon
   conversion of bridge loan
   and accrued interest........  $   --  $     --  $  2,063  $     --  $     --
                                 ======  ========  ========  ========  ========
  Deferred stock-based
   compensation................  $   --  $     --  $  1,593  $  1,114  $  1,410
                                 ======  ========  ========  ========  ========

                See accompanying notes to financial statements.

                                  VIADOR INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)

(1) Business of the Company

   Viador Inc. (the Company) was incorporated as Infospace Inc. in California in December 1995. In January 1999, the Company changed its name to Viador Inc. The Company develops web-based products designed to search, analyze and deliver relevant information to users within and outside an enterprise.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 (b) Revenue Recognition

   The Company has adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-4. SOP 97-2 as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The adoption of SOP 97-2, as amended, did not have a significant impact on the Company's accounting for revenues.

   In December 1998, the American Institute of Certified Public Accountants' (AICPA) issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.

   The Company licenses its products to end user customers, original equipment manufacturers (OEM) and value added resellers (VAR). Software license revenue from sales to end users is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable and collectibility of the fee is probable and vendor-specific objective evidence for all elements has been established. The Company has established sufficient vendor-specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described above in arrangements in which licenses are sold with consulting services, post-contract customer support or both. However, the entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, because the Company does not have sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in such arrangements. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred until the consulting services have been completed and customer acceptance has been obtained using the completed contract method. Contract software revenue related to arrangements to maintain the compatibility of the company's software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM and VAR arrangements in which the Company earns a royalty based on a specified percentage of OEM and VAR sales to end users incorporating the Company's software is recognized upon delivery to the end user. Nonrefundable prepaid royalty fees received by the Company from OEM and VAR customers are deferred and recognized as the end user sales are reported to the Company by the OEM or VAR, unless the Company has an arrangement to maintain the compatability of its

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)

software products with the software products or platforms of the OEM or VAR. In that case, due to the Company's software compatibility obligation, the prepaid royalty fees are recognized as the end user sales are reported to the Company by the OEM or VAR but limited to no more than the fee that would be recognizable on a cumulative basis if the entire fee was being recognized ratably over the term of the arrangement.

     Service revenue consists of fees from professional services and from maintenance and support. Professional services include integration of software, application development, training and software installation. We bill professional services fees either on a time and materials basis or on a fixed-price schedule. We recognize professional services fees generally as the services are performed except as described above where such services are essential to the functionality of software sold as part of the arrangement. Our clients typically purchase maintenance agreements annually, and we price maintenance agreements based on a percentage of the product license fee. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, which is typically one year.

   Cost of service revenue includes salaries and related expenses for consulting services, customer support, implementation and training services organizations, costs of contracting with third parties contracted to provide consulting services to customers. Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers and an allocation of our facilities, communications and depreciation expenses. Costs of license revenues have not been significant to date.

 (c) Initial Public Offering and Unaudited Pro Forma Balance Sheet

   In May 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). Following the closing of the Company's IPO, the number of authorized shares of convertible preferred stock and common stock will be 10,000,000 and 100,000,000, respectively. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's convertible preferred stock will automatically convert into 0.417 shares of common stock upon the closing of the proposed IPO. The conversion of all of the convertible preferred stock and warrants has been reflected in the accompanying unaudited pro forma consolidated balance sheet as if it had occurred on June 30, 1999.

 (d) Cash and Cash Equivalents

   Cash and cash equivalents consists of cash and highly liquid investments such as money market funds purchased with remaining maturities of three months or less. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet.

 (e) Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents and accounts receivable approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

   The Company sells its products and services primarily to established customers. Credit risk is concentrated in North America and Asia. The Company performs ongoing credit evaluations of its customer's financial condition and, generally, requires no collateral from its customers.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


 (f) Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets generally three to five years. Leasehold improvements are amortized on a straight line basis over the shorter of the estimated useful lives of the assets or the lease term.

 (g) Software Development Costs

   Development costs incurred in the research and development of software products are expensed as incurred until technological feasibility in the form of a working model has been established. As of June 30, 1999, technological feasibility was established concurrent with the general release of the software and therefore, no costs have been capitalized.

 (h) Impairment of Long-Lived Assets

   The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or fair value less costs to sell.

 (i) Income Taxes

   The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

 (j) Defined Contribution Plan

   The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by the Company on behalf of all participants in the 401(k) plan. To date, the Company has not made any matching contributions to the 401(k) plan.

 (k) Stock-Based Compensation

   The Company uses the intrinsic-value method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
  (Information for the six months ended June 30, 1998 and 1999 is unaudited)


 (l) Advertising Expense

   The cost of advertising is generally expensed as incurred. Such costs are included in selling and marketing expense and totalled approximately $10,000, $114,000, $273,000, $132,000, and $400,000, for the years ended December 31,
1996, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, respectively.

 (m) Comprehensive Income

   The Company has no material components of other comprehensive income (loss) for all periods presented.

 (n) Unaudited Interim Financial Statements

   The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, for the fair statement of the Company's financial condition as of June 30, 1999 and its results of operations and cash flows for the six months ended June 30, 1998 and 1999.

 (o) Net Loss Per Share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase summarized below. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding excluding shares of restricted stock subject to repurchase and, when dilutive, potential common shares from restricted stock options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "as if converted" basis. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive (in thousands):

                                                                    Six Months
                                                     Year Ended        Ended
                                                    December 31,     June 30,
                                                  ----------------- -----------
                                                  1996  1997  1998  1998  1999
                                                  ----- ----- ----- ----- -----
Shares issuable under stock options.............  2,365 2,823 3,045 3,315 3,287
Shares of restricted stock subject to
 repurchase.....................................  2,560 1,636   765 1,209   348
Shares issuable pursuant to warrants to purchase
 common and convertible preferred stock.........     --    --    90    63   102
Shares of convertible preferred stock on an "as
 if converted" basis............................     -- 1,545 4,310 1,545 6,808

   The weighted-average exercise price of stock options was $0.05, $0.05 and $0.12 for the years ended December 31, 1996, 1997, and 1998 and $0.10 and $0.74 for the six months ended June 30, 1998 and 1999, respectively. The weighted-average purchase price of restricted stock was $0.02 for all periods presented. The weighted-average exercise price of the warrants was $0.70, $0.72, and $0.89 for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


 (q) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 in fiscal 2001.

(3) Property and Equipment

   A summary of property and equipment consisted of the following (in thousands):

                                                         December 31,
                                                         ------------- June 30,
                                                          1997   1998    1999
                                                         ------ ------ --------
   Computers and software............................... $  387 $  608  $1,046
   Furniture and fixtures...............................     61    120     260
   Leasehold improvements...............................     --    204     214
                                                         ------ ------  ------
                                                            448    932   1,520
   Less accumulated depreciation and amortization.......    107    355     603
                                                         ------ ------  ------
                                                         $  341 $  577  $  959
                                                         ====== ======  ======

(4) Stockholders' Equity

 (a) Convertible Preferred Stock

   Convertible preferred stock outstanding as of June 30, 1999 is as follows (in thousands):

                                                            Shares   Issued and
                                                          Designated Outstanding
                                                          ---------- -----------
     Series A............................................   1,543       1,543
     Series B............................................   3,333       2,764
     Series C............................................   2,500       2,496
                                                            -----       -----
                                                            7,376       6,803
                                                            =====       =====

   The rights, preferences, privileges, and restrictions of Series A and B convertible preferred stock are as follows:

  . Each share of Series A and B convertible preferred stock is convertible at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment for certain dilutive events. Each share has voting rights equal to the common stock on an "as-if-converted" basis.

  . Conversion into common stock is automatic upon the closing of a public offering of the Company's common stock at a purchase price of not less than $7.42 and $5.00 per share and at an aggregate offering price of not less than $7,500,000 and $15,000,000 for Series A and B convertible preferred stock, respectively.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


  . Series A and B convertible preferred stockholders are entitled to noncumulative dividends of $0.10 and $0.13 per share per annum, respectively, when and if declared by the Company's Board of Directors. As of June 30, 1999, no dividends have been declared.

  . Each share of Series A and B convertible preferred stock has a liquidation preference of $2.4744 and $3.12 per share, respectively, plus any declared but unpaid dividends over holders of common stock.

     In the event of liquidation of the Company, after payment has been made to the holders of Series A and B convertible preferred stock of the full preferential amounts, any remaining assets would be distributed ratably amongst the common and convertible preferred stockholders in proportion to their common ownership on an "as if converted" basis up to a maximum of three times the initial preferred investment. Thereafter common shareholders equally divide the remaining assets.

   In April 1998, the Company issued $2,000,000 in convertible bridge notes, bearing 9% interest, payable to certain preferred stockholders. The full amount of the notes plus accrued interest payable of $63,000 was converted into 979,400 shares of Series B preferred stock in August 1998. In conjunction with the issuance of the convertible notes, the Company issued warrants to purchase 62,500 common stock at an exercise price of $0.72 per share. The $130,000 fair value assigned to the warrants and related discount on the notes was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 6.9%; and expected volatility of 65%. The discount on the notes payable was amortized to interest expense over the period the notes were outstanding. The warrants expire in April 2003 or upon the closing of an IPO, whichever occurs first.

   On May 21, 1999, the Company issued 2,495,994 shares of Series C convertible preferred stock for $5.8416 per share resulting in gross proceeds to the Company of approximately $14,581,000. The rights, preferences, and privileges of the holders of Series C preferred stock are the same as the holders of Series A and B convertible preferred stock discussed above, except that the dividend rate is $0.15 per share, and the liquidation preference is $5.8416 per share. The Series C preferred stock will automatically convert into common stock upon completion of the offering described in this prospectus.

 (b) Stock Plan

   The Company has reserved 5,047,326 shares of common stock for issuance under its 1997 stock option plan (the Plan). The Plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

   The stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment with the Company at the original issuance cost. The Company's repurchase right lapses generally over a three year period. Through June 30, 1999, the Company has issued 2,560,417 shares under restricted stock purchase agreements of which 347,695 are subject to repurchase at a weighted average price of $0.05 per share. These restricted shares were issued to officers of the Company for full recourse promissory notes with an interest rate of 9% and a term of three years.

   The incentive stock options under the Plan can be exercised at a price of at least 85% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
  (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a 3 to 4 year period.

   In August 1998, the Company repurchased 26,920 shares of common stock at prices ranging from $.113 to $1.44 per share in settlement of $35,000 notes receivable from two stockholders and forgave notes receivable from five other stockholders totaling $103,000 for the return of 181,414 unvested stock options. The Company recorded a $103,000 compensation charge for the forgiveness of the notes.

   The Company issued options to purchase 94,783 shares of common stock at exercise prices ranging from $0.05 to $0.24 to non-employees for services performed. The fair value of the options at the vesting date was determined to be $188,000 using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 10 years; risk-free interest rate of 6.9%; and expected volatility of 65%. The fair value of the options was charged to expense in 1998 as the related services were performed.

   In the first six months of 1999, the Company issued options to purchase 9,358 shares of common stock at exercise prices ranging from $0.62 to $5.28 to non-employees for services performed. The fair value of the options at the vesting date was determined to be $35,000 using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 10 years; risk-free interest rate of 5.6%; and expected volatility of 65%. The fair value of the options was charged to expense in 1999 as the related services were performed.

   As of December 31, 1998, there were 396,481 additional stock options available for grant under the Plan.

 (c) Warrants

   In 1998, the Company issued warrants to purchase 12,500 shares of common stock at an exercise price of $0.72 per share in exchange for services. These warrants expire upon the earlier of August 2003, or upon an IPO of the Company's common stock. The $39,000 fair value of the warrants was determined using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 6.5%; and expected volatility of 65%. The fair value of the warrants was charged to expense in 1998 as the related services were performed.

   In 1998, the Company issued warrants to purchase 14,760 shares of common stock at prices ranging from $0.24 to $0.62 per share in exchange for services. These warrants expire upon the earlier of five years from the grant date, or upon an IPO of the Company's common stock. The $49,000 fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 6.5%; and expected volatility of 65%. The fair value of the warrants was charged to expense in 1998 as the related services were performed.

   In May 1999, the Company issued warrants to purchase 4,007 shares of Series C preferred stock at a price of $5.8416 per share in exchange for services. These warrants expire upon the earlier of May 2003, or upon an IPO of the Company's common stock. The $15,000 fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 5.6%; and expected volatility of 65%. The fair value of the warrants was charged to expense in 1999 as the related services were performed.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   In the first six months of fiscal 1999, the Company issued 3,479 warrants to purchase common stock at a price of $0.62 per share in exchange for services. These warrants expire upon the earlier of five years from the grant date, or upon an IPO of the Company's common stock. The $22,000 fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 5.6%; and expected volatility of 65%. The fair value of the warrants was charged to expense in 1999 as the related services were performed.

 (d) Stock-Based Compensation

   The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted or restricted stock sold because the exercise price of each option or purchase price of each share of restricted stock equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option or purchase date of each restricted stock share, except for stock options granted and restricted stock sold from September 1998 through June 1999. With respect to the stock options granted and restricted stock sold from September 1998 to June 1999, the Company recorded deferred stock compensation of $3,003,000 for the difference at the grant or issuance date between the exercise price of each stock option granted or purchase price of each restricted share sold and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally 48 months. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows (in thousands, except per share amounts):

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------- --------  --------
   Net loss:
     As reported.................................. $  (154) $ (3,348) $ (6,211)
     Pro forma....................................    (154)   (3,357)   (6,229)
   Basic and diluted net loss per share:
     As reported.................................. $ (0.08) $  (1.34) $  (1.82)
     Pro forma....................................   (0.08)    (1.35)    (1.82)

   The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, risk-free interest rate of 6.6%, 6.5%, and 5.6% for fiscal 1996, 1997, and 1998, respectively, and expected life of 4.3, 4.6 and 4.1 years for 1996, 1997 and 1998, respectively.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   A summary of the status of the Company's options under the Plan is as follows:

                                                                                            Six Months Ended
                                              Years Ended December 31,                          June 30,
                             ------------------------------------------------------------- -------------------
                                    1996                1997                 1998                 1999
                             ------------------- -------------------- -------------------- -------------------
                                       Weighted-            Weighted-            Weighted-            Weighted
                                        average              average              average             Average
                                       exercise             exercise             exercise             Exercise
                              Shares     price    Shares      price    Shares      price    Shares     Price
                             --------- --------- ---------  --------- ---------  --------- ---------  --------
   Outstanding at beginning
    of period..............         --   $  --   2,364,583    $0.05   2,822,481    $0.05   3,045,363   $0.12
   Granted.................  2,364,583    0.05     570,580     0.10     723,737     0.26     539,906    4.02
   Exercised...............         --      --     (20,833)    0.05     (78,990)    0.10    (250,836)   0.12
   Canceled................         --      --     (91,849)    0.05    (421,865)    0.05     (47,370)   1.28
                             ---------           ---------            ---------            ---------
   Outstanding at end of
    period.................  2,364,583    0.05   2,822,481     0.05   3,045,363     0.12   3,287,063    0.73
                             =========           =========            =========            =========
   Options vested and
    exercisable at end of
    period.................         --      --     854,941     0.05   1,780,226     0.07   1,955,438    0.11
                             =========           =========            =========            =========
   Weighted-average fair
    value of options
    granted during the
    period with exercise
    prices equal to fair
    value at date of
    grant..................              $0.01                $0.02                $  --               $1.07
   Weighted-average fair
    value of options
    granted during the
    period with exercise
    prices less than fair
    value at date of
    grant..................              $  --                $  --                $1.73               $6.35

   As of December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                              Options outstanding          Options exercisable
                       ---------------------------------- ---------------------
                                    Weighted-
                                     average    Weighted-             Weighted-
                                    remaining    average               average
        Exercise         Number    contractual  exercise    Number    exercise
         prices        outstanding life (years)   price   exercisable   price
        --------       ----------- ------------ --------- ----------- ---------
   $0.05..............  2,207,628      7.74       $0.05    1,559,203    0.05
    0.24..............    778,985      9.29        0.24      221,023    0.24
    0.62..............     58,750      9.88        0.62           --      --
                        ---------                          ---------
                        3,045,363      8.18        0.12    1,780,226    0.07
                        =========                          =========

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   As of June 30, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                               Options outstanding         Options Exercisable
                        --------------------------------- ---------------------
                                     Weighted-
                                      average
                                     remaining  Weighted-             Weighted-
                                    contractual  average               average
         Exercise         Number       life     exercise    Number    exercise
          Prices        outstanding   (years)     price   exercisable   price
         --------       ----------- ----------- --------- ----------- ---------
   $0.05...............  2,041,548      7.24      $0.05    1,697,906    $0.05
    0.24...............    679,753      8.79       0.24      241,733     0.24
    0.62...............    180,335      9.52       0.62        2,743     0.62
    5.28...............    385,427     10.00       5.28       13,056     5.28
                         ---------                         ---------
                         3,287,063      8.01       0.73    1,955,438     0.11
                         =========                         =========

(5) Income Taxes

   The differences between the income tax benefit computed at the federal statutory rate and the Company's tax provision for all periods presented primarily relate to net operating losses not benefited.

   The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of December 31, 1996, 1997, and 1998 are as follows (in thousands):

                                 1996   1997     1998
                                 ----  -------  -------
   Deferred tax assets:
     Reserves and accruals.....  $ 54      116      523
     Net operating loss and tax
      credit carryforwards.....    32    1,366    3,266
                                 ----  -------  -------
     Gross deferred tax
      assets...................    86    1,482    3,789
     Less valuation allowance..   (83)  (1,474)  (3,788)
                                 ----  -------  -------
       Total deferred tax
        assets.................     3        8        1
     Deferred tax liabilities--
      property and equipment...    (3)      (8)      (1)
                                 ----  -------  -------
       Net deferred tax
        assets.................  $ --  $    --  $    --
                                 ====  =======  =======

   In light of the Company's recent history of operating losses, the Company has provided a valuation allowance for its net deferred tax assets as it is presently unable to conclude that it is more likely than not that the deferred tax assets will be realized. The net change in the total valuation allowance for the year ended December 31, 1998, was $2,314,000.

   As of December 31, 1998, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $6,700,000 available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire between 2012 and 2019. The state net operating loss carryforwards expire beginning in 2004.

   As of December 31, 1998, the Company also has research credit carryforwards for federal and state income tax purposes of approximately $210,000 and $169,000, respectively, available to reduce future income taxes. The federal research credit carryfoward expire beginning in 2011 through 2019. The research credit carryforwards for state purposes carry forward indefinitely until utilized. The Company has a foreign tax credit carryforward for federal tax purposes in the amount of $20,000. The foreign tax credit carryforward expires in 2002.

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   Federal and state tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" as defined in Section 382 of the Internal Revenue Code. If the Company has an ownership change, utilization of the above mentioned carryforwards could be reduced significantly.

(6) Geographic, Segment and Significant Customer Information

   In 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

   The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The CEO reviews financial information presented on an entity level basis accompanied by disaggregated information about revenues by product type and certain information about geographic regions for purposes of making operating decisions and assessing financial performance. The entity level financial information is identical to the information presented in the accompanying statements of operations. Therefore, the Company has determined that it operates in a single operating segment: Enterprise information portal systems. The disaggregated information reviewed on a product basis by the CEO is as follows (in thousands):

                                                                     Six Months
                                                      Years Ended    Ended June
                                                      December 31,       30,
                                                    ---------------- -----------
                                                    1996 1997  1998  1998  1999
                                                    ---- ----- ----- ----- -----
   Revenue
     License.......................................  56    839 2,283 1,142 2,131
     Services
      Consulting................................... 940    638 1,112   518   823
      Maintenance..................................   1    105   430    94   336
                                                    ---  ----- ----- ----- -----
                                                    997  1,582 3,825 1,754 3,290
                                                    ===  ===== ===== ===== =====

   Significant customer information is as follows:

                                                                           % of Total Accounts
                                    % of Total Revenue                         Receivable
                            -------------------------------------------   ---------------------
                                                          Six Months
                                                             Ended
                            Year Ended December 31,        June 30,
                            ---------------------------   -------------   December 31, June 30,
                             1996      1997      1998     1998    1999        1998       1999
                            -------   -------   -------   -----   -----   ------------ --------
   Customer A..............      23%       --        --      --      --        --         --
   Customer B..............       1%       10%       11%      6%      4%       14%         7%
   Customer C..............      --        --        --      --      12%       17%         1%
   Customer D..............      43%       --        --      --      --        --         --
   Customer E..............      --         2%        5%     12%     --         1%        --
   Customer F..............      --         5%       15%     17%      3%        6%        --
   Customer G..............      18%        8%       --      --      --        --         --
   Customer H..............      --        --         6%     10%      1%        4%         2%

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1998 and 1999 is unaudited)


   Revenues aggregating 4% and 6% of total revenues for the year ended December 31, 1998 and for the six months ended June 30, 1998, respectively, were generated from customers who are also stockholders of the Company, and whose ownership percentages ranged from 5% to 10% as of June 30, 1999.

   The Company markets its products from its operations in North America. International sales are primarily to customers in Canada, Europe and Asia Pacific. Revenues derived from International sales were 14% and 12% for the years ended December 31, 1997 and 1998 and 14% and 8% for the six months ended June 30, 1998 and 1999. Sales did not exceed 4% for any one country outside of North America in any period presented.

(7) Bank Borrowing, Commitments and Contingencies

   In 1998 the Company had a $1.5 million line of credit. The contractual rate of interest under this line of credit was 9.5%. The Company had no balances outstanding under this line of credit at December 31, 1998.

   On March 17, 1999, the Company entered into a $2,000,000 bank line of credit. Borrowings under the agreement bear interest at the bank's base rate, as announced by the bank from time to time, plus 1%. On March 17, 1999 the Company also entered into a revolving equipment loan in the amount of $500,000. This loan bears interest at the bank's base rate, as announced by the bank from time to time, plus 1.25%. As of June 30, 1999, the Company had no balances outstanding under the line of credit or the equipment loan. The loans are based on a percentage of qualified outstanding accounts receivable and is secured by a security interest in certain of the Company's intellectual property.

   The Company leases its facilities and certain equipment under noncancelable operating lease agreements expiring in the year 2000. Rent expense was approximately $38,000, $103,000 and $293,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Future minimum lease payments under noncancelable operating leases are approximately $391,000 and $200,000 for fiscal years 1999 and 2000, respectively.

   On April 1, 1999 the Company entered into a software marketing and distribution agreement with a distributor located in Germany. The agreement includes a buyout obligation that can be exercised by the distributor following the third anniversary of the agreement if minimum sales quotas and certain conditions have been met. As of June 30, 1999, no sales have been reported by the distributor.

   In 1999, a third party advised the Company of objections to an advertising campaign the Company undertook in connection with its name change. The third party filed a complaint in California state court alleging that the Company violated their right of publicity, the Lanham Act and unfair competition law because of the advertising campaign. The complaint seeks an injunction against further advertising that uses the third parties name or likeness, compensatory damages, the Company's profits resulting from the advertising, punitive damages, attorneys' fees and costs and interest. The Company estimates this matter will result in a settlement of approximately $138,000 which has been accrued as of June 30, 1999 and is reflected in the accompanying statements of operations for the six months then ended.

(8) Subsequent Events

 (a) Employee Stock Purchase Plan

   The Company's Board of Directors adopted the Employee Stock Purchase Plan (the Purchase Plan) on July 20, 1999 under which 300,000 shares have been reserved for issuance. The Purchase Plan has been approved by the stockholders. The number of shares reserved under the Purchase Plan will automatically increase beginning on January 1 of each year by the lesser of an amount equal to 2% of the total number of

                                  VIADOR INC.

                       December 31, 1996, 1997, and 1998
   (Information for the six months ended June 30, 1999 and 1999 is unaudited)

outstanding shares, or 800,000 shares. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of an employee's cash compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan defined dates.

 (b) 1999 Stock Incentive Plan

   The Company's Board of Directors adopted the 1999 Stock Incentive Plan (the Incentive Plan) on July 20, 1999 under which 7,000,000 shares have been reserved for issuance. The number of shares reserved under the Incentive Plan will automatically increase beginning on January 1 of each year by the lessor of 5% of the total number of shares outstanding or 3,000,000 shares. The Incentive Plan, which has five separate programs, allows non-employee board members, executive officers and other highly compensated employees to purchase shares using a portion of their salary or retainer fee. The Incentive Plan allows eligible employee to be issued shares of common stock directly, upon the attainment of performance milestones or the completion of services. The Incentive Plan also allows automatic option grants at periodic intervals to eligible non-employee board members to purchase shares of common stock.

 (c) Reverse Stock Split and Reincorporation

   On October 25, 1999, the Company's effected a 1-for-2.4 reverse stock split of its common stock and reincorporated in the State of Delaware. The accompanying financial statements have been retroactively restated to give effect to the 1-for-2.4 reverse stock split and the reincorporation in Delaware.

                                [VIADOR LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospective investors may rely only on the information contained in this pro-spectus. Neither Viador Inc. nor any underwriter has authorized anyone to pro-vide prospective investors with different or additional information. This pro-spectus is not an offer to sell nor is it seeking an offer to buy these securi-ties in any jurisdiction where the offer or sale is not permitted. The informa-tion contained in this prospectus is correct only as of the date of this pro-spectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                             --------------------

                               TABLE OF CONTENTS

                             --------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
The Offering.............................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  32
Management...............................................................  43
Certain Transactions.....................................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  62
Legal Matters............................................................  64
Experts..................................................................  64
Additional Information...................................................  64
Index to Financial Statements............................................ F-1

                                ---------------

Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                [LOGO OF VIADOR]

                                4,000,000 Shares

                                  Common Stock

                           -------------------------

                             PRELIMINARY PROSPECTUS

                           -------------------------

                            Bear, Stearns & Co. Inc.

                               CIBC World Markets

                           U.S. Bancorp Piper Jaffray


                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry and application fee.

   Registration fee................................................. $   14,067
   NASD filing fee..................................................      5,560
   Blue Sky/NASD fees and expenses (including legal fees)...........      7,500
   Nasdaq National Market entry and application fee.................      5,000
   Accounting fees and expenses.....................................    400,000
   Other legal fees and expenses....................................    400,000
   Transfer agent and registrar fee.................................     10,000
   Printing and engraving...........................................    130,000
   Miscellaneous....................................................     27,873
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Article VII, Section 6, of our bylaws provides for mandatory indemnification of its directors to the maximum extent permitted by the Delaware General Corporation Law and permissible indemnification of officers and employees. Our amended and restated certificate of incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to us or our stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We expect to enter into indemnification agreements with our officers and directors, a form of which is attached as
Exhibit 10.4 and incorporated herein by reference. The indemnification agreements will provide our officers and directors with indemnification to the maximum extent permitted by the Delaware General Corporation Law. We maintain directors and officers liability insurance. Reference is made to Section 8 of the underwriting agreement contained in Exhibit 1.1, indemnifying our officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since July 1996, we have issued and sold the following securities:

     (a) We have issued and sold 2,169,792 shares of our common stock to founders for a total purchase price of $104,150 by direct stock issuances and we issued 414,940 shares of common stock for consideration of $71,549 upon the exercise of options under our Amended and Restated 1997 Stock Option/Stock Issuance Plan.

     (b) We have issued options to purchase 4,421,071 shares of common stock with a weighted average exercise price of $1.01 per share.

     (c) In May 1998, we issued a warrant which currently permits the holder to purchase up to 46,875 shares of our common stock, at an exercise price of $0.72 per share (subject to adjustment), to Standard Foods Taiwan, Ltd. and two of its affiliated entities.

     (d) In August 1998, we issued a warrant which currently permits the holder to purchase up to 12,500 shares of our common stock, at an exercise price of $0.72 per share (subject to adjustment), to Brobeck, Phleger & Harrison LLP.

     (e) In November 1998, we issued a warrant which currently permits the holder to purchase up to 5,834 shares of our common stock, at an exercise price of $0.24 per share (subject to adjustment), to Outcast
  Communications, Inc.

     (f) In July 1998, we issued 19,167 shares of Series B preferred stock to Mr. Robert Santoni under a settlement agreement entered into between Health Point Ltd., Mr. Santoni and us. We also issued an option to purchase 18,334 shares of common stock, at an exercise price of $0.24 per share (subject to adjustment) to Mr. Santoni under such settlement agreement.

     (g) In July 1999, we issued a warrant to purchase 4,007 shares of Series C preferred stock, at an exercise price of $5.8416 per share (subject to adjustment), to a commercial bank.

     (h) In May 1997, we issued and sold an aggregate of 1,543,235 shares of Series A preferred stock to several investors for total consideration of $3,515,000.

     (i) In August 1998, we issued and sold an aggregate of 2,763,631 shares of Series B preferred stock to several investors for total consideration of $8,622,528.

     (j) In May 1999, we issued and sold an aggregate of 2,495,994 shares of Series C preferred stock to several investors for total consideration of $14,580,603.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 1.1* Form of Underwriting Agreement
 2.1* Form of Agreement and Plan of Merger of Viador Inc., a Delaware
      corporation, and Viador, Inc., a California Corporation
 3.1* Second Amended and Restated Certificate of Incorporation
 3.2* Amended and Restated Bylaws

  4.1   Reference is made to Exhibit 3.1

  4.2*  Specimen Common Stock Certificate

  4.3* Amended and Restated Investors' Rights Agreement, among the registrant and the parties listed on Schedule A thereto dated May 21, 1999, as amended on July 23, 1999

  5.1*  Opinion of Brobeck, Phleger & Harrison LLP

 10.1*  Form of Amended and Restated 1997 Stock Option/Stock Issuance Plan

 10.2*  Form of 1999 Stock Incentive Plan

 10.3*  Form of 1999 Employee Stock Purchase Plan

 10.4*  Form of Indemnification Agreement for Officers and Directors

 10.5* Assignment of Lease, by and between the Registrant and Valley of California, Inc., and Consent to Assignment, dated as of December 16,
        1997 and related office leases

 10.6*  Collateral Assignment, Patent Mortgage and Security Agreement, by and
        between the Registrant and Comerica Bank--California, dated March 4,
        1997

 10.7*  Revolving Credit Loan and Security Agreement, by and between the
        Registrant and Comerica Bank--California, dated March 17, 1999

 10.8*+ SpaceSQL Version 4.0 License Agreement by and between the Registrant and IBM Corporation, dated September 18, 1998.

 10.9* Software Marketing and Distributorship Agreement by and between the Registrant and Mitsui & Co. Ltd, dated June 26, 1997.

 10.10* Variable Rate Single Payment Note by and between the Registrant and
        Comerica Bank--California, dated June 29, 1999.

 23.1   Consent of KPMG LLP, independent auditors

 23.2*  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)

 24.1*  Power of Attorney

 27.1*  Financial Data Schedule

----------
*  Previously filed.
+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedules

     Schedule                               Page
     --------                               ----
     II--Valuation and Qualifying Accounts  S-1

   Schedules not listed about have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or thereto.


Item 17. Undertakings

   To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue. We undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser. We undertake that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities it offers, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 25th day of October, 1999.

                                          VIADOR INC.

                                                      /s/ Stan X. Wang
                                          By: _________________________________
                                                        Stan X. Wang
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

              Signature                              Title                       Date
              ---------                              -----                       ----

         /s/ Stan X. Wang              Chief Executive Officer, President  October 25, 1999
______________________________________  and Director (Principal Executive
             Stan X. Wang               Officer)

                  *                    Chief Financial Officer (Principal  October 25, 1999
______________________________________  Financial Officer and Principal
          Raja H. Venkatesh             Accounting Officer)

                  *                    Director                            October 25, 1999
______________________________________
             Teddy Kiang

                  *                    Director                            October 25, 1999
______________________________________
            Dawn G. Lepore

                  *                    Director                            October 25, 1999
______________________________________
            Chong Sup Park

                  *                    Director                            October 25, 1999
______________________________________
         Virginia M. Turezyn

*By: /s/ Stan X. Wang
  ____________________________
Attorney-in-fact

                                  VIADOR INC.

                       VALUATION AND QUALIFYING ACCOUNTS

              For the Years Ended December 31, 1998, 1997 and 1996

                          Balance at  Charged to                           Balance at
                         beginning of  cost and    Charged to                end of
                           the year    expenses  other accounts Deductions  the year
                         ------------ ---------- -------------- ---------- ----------
Year ended December 31,
 1998
Allowance for doubtful
 accounts...............   $50,000     $112,575      $ --        $109,575   $53,000
Year ended December 31,
 1997
Allowance for doubtful
 accounts...............   $20,000     $ 43,000      $ --        $ 13,000   $50,000
Year ended December 31,
 1996
Allowance for doubtful
 accounts...............   $   --      $ 20,000      $ --        $    --    $20,000

                                 EXHIBIT INDEX

 Exhibit
   No.   Exhibit Name
 ------- ------------
  1.1*   Form of Underwriting Agreement
  2.1*   Form of Agreement and Plan of Merger of Viador Inc., a Delaware
         corporation, and Viador, Inc., a California Corporation
  3.1*   Second Amended and Restated Certificate of Incorporation
  3.2*   Amended and Restated Bylaws
  4.1    Reference is made to Exhibit 3.1
  4.2*   Specimen Common Stock Certificate
  4.3*   Amended and Restated Investors' Rights Agreement, among the registrant and the parties listed on Schedule A thereto dated May 21, 1999, as amended on July 23, 1999
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP
 10.1*   Form of Amended and Restated 1997 Stock Option/Stock Issuance Plan
 10.2*   Form of 1999 Stock Incentive Plan
 10.3*   Form of 1999 Employee Stock Purchase Plan
 10.4*   Form of Indemnification Agreement for Officers and Directors
 10.5*   Assignment of Lease, by and between the Registrant and Valley of
         California, Inc., and Consent to Assignment, dated as of December 16,
         1997 and related office leases
 10.6*   Collateral Assignment, Patent Mortgage and Security Agreement, by and
         between the Registrant and Comerica Bank--California, dated March 4,
         1997
 10.7*   Revolving Credit Loan and Security Agreement, by and between the
         Registrant and Comerica Bank--California, dated March 17, 1999
 10.8*+  SpaceSQL Version 4.0 License Agreement by and between the Registrant and IBM Corporation, dated September 18, 1998.

 10.9* Software Marketing and Distributorship Agreement by and between the Registrant and Mitsui & Co. Ltd, dated June 26, 1997.

 10.10*  Variable Rate Single Payment Note by and between the Registrant and
         Comerica Bank--California, dated June 29, 1999.

 23.1    Consent of KPMG LLP, independent auditors
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
 24.1*   Power of Attorney
 27.1*   Financial Data Schedule

----------
*  Previously filed.
+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.